As filed with the Securities and Exchange Commission on June 10, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2529 Virginia Beach Blvd.

Virginia Beach, Virginia 23452
(757) 627-9088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kaufman & Canoles, P.C.

150 W. Main Street, Suite 2100

Norfolk, VA 23510

(757) 624-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel P. Raglan, Esq.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429(b) under the Securities Act of 1933, as amended, this Registration Statement shall act, upon effectiveness, as a Post-Effective Amendment No. 1 to the registration statement on Form S-11 of the Company (File No. 333-284585). And, as an amendment to the registration statement, the Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Registrant is filing a single prospectus in this Registration Statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). This Prospectus is a combined prospectus relating to:

●	100,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that are issuable upon redemption of the Registrant’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) and are being registered hereunder;

●	43,313 shares of Common Stock that are issuable upon redemption of the Series D Preferred Stock and are currently registered and remain unissued under the registration statement on Form S-11 (File No. 333-284585), originally filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2025, amended on March 4, 2025, and subsequently declared effective by the SEC on March 5, 2025 (the “Prior Registration Statement”); and

●	10 shares of Common Stock that are issuable upon conversion of the Series D Preferred Stock and are currently registered and remain unissued under the Prior Registration Statement.

If shares of Common Stock previously registered under the Prior Registration Statement are issued before the effective date of this Registration Statement, the amount of previously registered shares of Common Stock so issued will not be included in the prospectus hereunder.

Except as otherwise provided herein or where the context otherwise requires, all share amounts in this Registration Statement reflect the reverse stock splits of the Common Stock effected by the Registrant on May 16, 2024, June 27, 2024, September 19, 2024, November 18, 2024, January 27, 2025, March 26, 2025, and May 26, 2025.

Pursuant to Rule 429 under the Securities Act, upon effectiveness, this Registration Statement shall constitute Post-Effective Amendment No. 1 to the Prior Registration Statement. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 10, 2025

PROSPECTUS

Wheeler Real Estate Investment Trust, Inc.

100,043,323 Shares of Common Stock

This Prospectus relates to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. (the “Company,” “our”, “we” or “us”) of up to 100,043,323 shares of our common stock, par value $0.01 per share (“Common Stock”).

The holders (the “Series D Preferred Holders”) of outstanding shares of our Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) have the right, at their option, to request that we redeem their Series D Preferred Stock (the “Redemption”) at a redemption price of $25.00 per share, plus the amount of all accrued but unpaid dividends to and including the redemption date (the “Redemption Price”). The Redemption Price is payable by us, at our option, in cash or in equal value of shares of Common Stock, or in any combination of cash and shares of Common Stock. The Company has been, and intends to continue, settling redemptions of Series D Preferred Stock in shares of Common Stock until the earlier of (a) the redemption of all outstanding shares of Series D Preferred Stock or (b) an agreed upon settlement with the holders of two-thirds of the then issued and outstanding Series D Preferred Stock.

Further, the Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the Series D Preferred Holders, into shares of Common Stock at a conversion price of $17,095,680 per share of Common Stock (a “Conversion”).

For purposes of estimating the number of shares of Common Stock being registered under this Prospectus, we included:

●	100,000,000 shares that are issuable upon Redemption of the Series D Preferred Stock, representing approximately 676% of the number of shares of Common Stock issuable upon the Redemption, determined as if all outstanding shares of the Series D Preferred Stock were redeemed in full on the first Holder Redemption Date (as defined below) following the date of this Prospectus (which we anticipate will occur on July 7, 2025) at a Redemption Price of $25.00 per share plus an amount equal to all accrued but unpaid dividends to and including such Holder Redemption Date (and assuming, for the purpose of calculating such estimated number of shares, the price per share of Common Stock equal to $5.04 representing the volume weighted average of the closing sales price (“VWAP”) for the ten consecutive trading days immediately preceding the date of this Prospectus);

●	43,313 shares that are issuable upon Redemption of the Series D Preferred Stock and are currently registered and remain unissued under the registration statement on Form S-11 (File No. 333-284585), originally filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2025, amended on March 4, 2025, and subsequently declared effective by the SEC on March 5, 2025 (the “Prior Registration Statement”); and

●	10 shares of Common Stock that are issuable upon Conversion of the Series D Preferred Stock and are currently registered and remain unissued under the Prior Registration Statement.

Because the shares of our Common Stock covered by this Prospectus are to be issued upon the Redemption and Conversion of the Series D Preferred Stock, we will not receive any proceeds from the issuance of shares of Common Stock upon the Redemption or Conversion of the Series D Preferred Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “WHLR”. As of the close of business on June 9, 2025, 558,209 shares of Common Stock were issued and outstanding. On June 9, 2025, the last reported sales price of Common Stock was $4.86 per share.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this Prospectus, and under similar headings in any amendments or supplements to this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [●], 2025.

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ABOUT THIS PROSPECTUS

This Prospectus forms part of a Registration Statement that we filed with the Securities and Exchange Commission (“SEC”) and that includes exhibits that provide more detail of the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” on page 73 and “Incorporation by Reference” on page 74 before making your investment decision.

You should rely only on the information provided in this Prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this Prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the Prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may”, “will”, “should”, “potential”, “predicts”, “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Factors that could cause actual results, performance or achievements to differ materially from any forward-looking statements made in this Prospectus include, but are not limited to:

●	general and economic business conditions;

●	consumer spending and confidence trends;

●	the use of and demand for retail space;

●	the rate and other terms on which we are able to lease our properties;

●	the impact of recently announced tariffs or retaliatory responses to such tariffs on our tenants and their businesses;

●	the loss or bankruptcy of the Company’s tenants;

●	the geographic concentration of our properties in the Mid-Atlantic, Southeast and Northeast;

●	availability, terms and deployment of capital;

●	substantial dilution of the Common Stock and steep decline in its market value resulting from the exercise by the Series D Preferred Holders of their redemption rights and downward adjustment of the conversion price on our outstanding 7.00% Subordinated Convertible Notes due 2031 (the “Notes”), each of which has already occurred and is anticipated to continue;

●	the degree and nature of our competition;

●	changes in governmental regulations, accounting rules, tax rates and similar matters, including tariff-related measures;

●	the ability and willingness of the Company’s tenants and other third parties to satisfy their obligations under their respective contractual arrangements with the Company;

●	the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration;

●	the Company’s ability to re-lease its properties on the same or better terms in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, and obligations the Company may incur in connection with the replacement of an existing tenant;

●	litigation risks generally;

●	the risk that shareholder litigation in connection with the Cedar Acquisition (defined below) and as filed by the Company’s former CEO, Daniel Khoshaba, may result in significant costs of defense, indemnification and liability, and divert management’s attention away from running the Company;

●	the Company’s ability to maintain compliance with the financial and other covenants in its debt agreements and under the terms of its Series D Preferred Stock;

●	financing risks, such as the Company’s inability to obtain new financing or refinancing on favorable terms as the result of market volatility or instability and increases in the Company’s borrowing costs as a result of changes in interest rates and other factors;

●	the impact of the Company’s leverage on operating performance;

●	our ability to successfully execute strategic or necessary asset acquisitions and divestitures;

●	risks related to the market for retail space generally, including reductions in consumer spending, variability in retailer demand for leased space, adverse impact of e-commerce, ongoing consolidation in the retail sector and changes in economic conditions and consumer confidence;

●	risks endemic to real estate and the real estate industry generally;

●	the adverse effect of any future pandemic, endemic or outbreak of infectious diseases, and mitigation efforts, including government-imposed lockdowns, to control their spread;

●	risks to our information systems - or those of our tenants or vendors - from service interruption, misappropriation of data, breaches of security or information technology, or other cyber-related attacks;

●	competitive risks;

●	the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market and its listing thereon;

●	the effects on the trading market of our Common Stock of the one-for-24 reverse stock split effected on May 16, 2024 (the “May 2024 Reverse Stock Split”); the one- for-five reverse stock split effected on June 27, 2024 (the “June 2024 Reverse Stock Split”); the one-for-three reverse stock split effected on September 19, 2024 (the “September 2024 Reverse Stock Split”); the one-for-two reverse stock split effected on November 18, 2024 (the “November 2024 Reverse Stock Split”, and collectively with the May 2024 Reverse Stock Split, the June 2024 Reverse Stock Split and the September 2024 Reverse Stock Split, the “2024 Reverse Stock Splits”); the one-for-four reverse stock split effected on January 27, 2025 (the “January 2025 Reverse Stock Split”); the one-for-five reverse stock split effected on March 26, 2025 (the “March 2025 Reverse Stock Split”); and the one-for-seven reverse stock split effected on May 26, 2025 (the “May 2025 Reverse Stock Split, and, together with the January 2025 Reverse Stock Split and the March 2025 Reverse Stock Split, the “2025 Reverse Stock Splits”; the 2025 Reverse Stock Splits and the 2024 Reverse Stock Splits are collectively referred to as the “Reverse Stock Splits”); and any reverse stock splits the Company may effect in the future;

●	damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change;

●	the risk that an uninsured loss on the Company’s properties or a loss that exceeds the limits of the Company’s insurance policies could subject the Company to lost capital or revenue on those properties;

●	the risk that continued increases in the cost of necessary insurance could negatively impact the Company’s profitability;

●	the Company’s ability and willingness to maintain its qualification as a real estate investment trust (“REIT”) in light of economic, market, legal, tax and other considerations;

●	the ability of our operating partnership, Wheeler REIT, L.P. (the “Operating Partnership”), and each of our other partnerships and limited liability companies to be classified as partnerships or disregarded entities for federal income tax purposes;

●	the impact of e-commerce on our tenants’ business; and

●	the inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws.

The risks and uncertainties included here are not exhaustive. Other sections of this Prospectus, including “Risk Factors” on page 6, include additional factors that could affect our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this Prospectus.

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PROSPECTUS SUMMARY

This summary contains basic information about us and does not contain all of the information that you should consider before investing. You should read this entire Prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 and our financial statements and the notes thereto incorporated by reference in this Prospectus, before making an investment decision.

We effected the following Reverse Stock Splits in 2024 and 2025: a one-for-24 May 2024 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on May 16, 2024, a one-for-five June 2024 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on June 27, 2024, a one-for-three September 2024 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on September 19, 2024, a one-for-two November 2024 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on November 18, 2024, a one-for-four January 2025 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on January 27, 2025, a one-for-five March 2025 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on March 26, 2025, and a one-for-seven May 2025 Reverse Stock Split effective as of 5:00 p.m., Eastern Time, on May 26, 2025. The Reverse Stock Splits applied to all of the outstanding shares of Common Stock and therefore did not affect any particular stockholder’s relative ownership percentage of shares of Common Stock, except for de minimis changes resulting from the payment of cash in lieu of fractional shares.

Unless the context otherwise requires or indicates, references to the “Company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including the Operating Partnership, a Virginia limited partnership of which we are the sole general partner.

Overview

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, is a fully integrated, self-managed commercial real estate investment trust that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers. We have targeted properties located within developed areas, commonly referred to as in-fill, that are surrounded by communities that have strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. Our primary target markets include the Mid-Atlantic, Southeast and Northeast.

As of March 31, 2025, we owned a portfolio consisting of seventy-two properties, including sixty-nine retail shopping centers, totaling 7,517,677 leasable square feet which is 92.0% leased (our “Operating Portfolio”), and three undeveloped land parcels totaling approximately 10 acres. The properties are geographically concentrated in the Mid-Atlantic, Southeast and Northeast, which markets represented approximately 45%, 44% and 11%, respectively, of the total annualized base rent of the properties in our portfolio as of March 31, 2025.

Our corporate office is located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our registrar, stock transfer agent and redemption and conversion agent (the “Agent”) is Computershare, Inc. The Agent may be contacted at 480 Washington Blvd, Jersey City, NJ 07310 or through its website, www.computershare.com.

Reverse Stock Splits

On March 5, 2024, in accordance with the Maryland General Corporation Law (the “MGCL”), the Company’s Board of Directors (the “Board of Directors”) declared the 2024 Reverse Stock Splits, the January 2025 Reverse Stock Split and the March 2025 Reverse Stock Split advisable, and directed that they be submitted to the Company’s stockholders for consideration. The Company’s stockholders approved the 2024 Reverse Stock Splits, the January 2025 Reverse Stock Split and the March 2025 Reverse Stock Split, including such other reverse stock splits as may be determined by the Board of Directors through March 31, 2025, at the annual meeting held on May 6, 2024.

In 2024, the Company effected each of the 2024 Reverse Stock Splits pursuant to an amendment to the Company’s charter (the “Charter”).

On January 27, 2025, the Company effected the January 2025 Reverse Stock Split pursuant to an amendment to the Charter. At the market open on January 28, 2024, the Common Stock began trading on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number. As a result of the January 2025 Reverse Stock Split, the number of outstanding shares of Common Stock was reduced to 870,251 shares based on the shares of Common Stock outstanding as of January 27, 2025 (without giving effect to the March 2025 Reverse Stock Split and the May 2025 Reverse Stock Split).

On March 26, 2025, the Company effected the March 2025 Reverse Stock Split pursuant to an amendment to the Charter. At the market open on March 27, 2025, the Common Stock began trading on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number. As a result of the March 2025 Reverse Stock Split, the number of outstanding shares of Common Stock was reduced to 589,500 shares based on the shares of Common Stock outstanding as of March 26, 2025 (without giving effect to the May 2025 Reverse Stock Split).

On May 26, 2025, the Company effected the May 2025 Reverse Stock Split pursuant to an amendment to the Charter. At the market open on May 27, 2025, the Common Stock began trading on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number. As a result of the May 2025 Reverse Stock Split, the number of outstanding shares of Common Stock was reduced to 549,338 shares based on the shares of Common Stock outstanding as of May 26, 2025. Pursuant to the MGCL, stockholder approval was not required to effect the May 2025 Reverse Stock Split, and it was approved solely by the Board of Directors.

The Reverse Stock Splits did not affect the relative voting or other rights that accompany the shares of Common Stock, except to the extent that it results from a stockholder receiving cash in lieu of fractional shares. There was no change to the number of authorized shares of the Common Stock as a result of the Reverse Stock Splits.

Except as otherwise provided herein or where the context otherwise requires, all share and per share information and conversion prices appearing in this Prospectus have been adjusted to give effect to the Reverse Stock Splits. However, our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 (the “2024 Annual Report”) does not give effect to the March 2025 Reverse Stock Split and the May 2025 Reverse Stock Split, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 6, 2025 (the “Q1 Form 10-Q”) does not give effect to the May 2025 Reverse Stock Split.

The May 2024 Reverse Stock Split was effected to help the Company regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) for continued listing. On June 3, 2024, the Company received a letter from the listing qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based on the closing bid price of the Common Stock having been at least $1.00 per share for the required period, the Company has regained compliance with the Bid Price Rule and the minimum bid price deficiency matter previously disclosed by the Company in a Current Report on Form 8-K, filed with the SEC on December 13, 2023, had been closed.

All other Reverse Stock Splits were effected to potentially improve the marketability of the Common Stock and the perception of the Common Stock as an investment security.

Redemption of Series D Preferred Stock

Under the Company’s Articles Supplementary relating to the Series D Preferred Stock (the “Series D Articles Supplementary”), the Series D Preferred Holders have the right, at their option, to request that the Company redeem any or all of their shares of Series D Preferred Stock.

The Company has been settling redemptions of Series D Preferred Stock in the shares of Common Stock, and intends to continue settling such redemptions in the shares of Common Stock covered by this Prospectus until the earlier of (a) the redemption of all outstanding shares of Series D Preferred Stock or (b) an agreed upon settlement with the holders of two-thirds of the then issued and outstanding Series D Preferred Stock.

Stockholders seeking redemption of their Series D Preferred Stock are required to complete the Holder Redemption Notice and the Stock Ownership Statement (copies of each form are available on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption) and send the two forms to the Company via email at investorrelations@whlr.us or via regular or overnight mail to the Agent. Each Series D Preferred Holder must also arrange for its broker to submit instructions for each Redemption to the Depository Trust & Clearing Corporation (“DTC”) via its PTOP system (DTC’s platform). The Redemption Price for any Redemption Notice and Stock Ownership Statement received on or before the 25th day of any month is paid on the 5th day of the following month or, if such date is not a business day, on the next succeeding business day (which date is referred to in this Prospectus as the “Holder Redemption Date”). Delivery of Common Stock is made as soon as possible after the Holder Redemption Date in accordance with customary settlement cycles.

The number of shares of Common Stock to be issued per share of Series D Preferred Stock is equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to and including the Holder Redemption Date (unless the Holder Redemption Date is after a dividend record date of December 30th, March 30th, June 30th or September 30th (each, a “Dividend Record Date”) and prior to the corresponding dividend payment date of  January 15th, April 15th, July 15th or October 15th (each, a “Dividend Payment Date”), in which case no additional amount for such accrued and unpaid dividend payment shall be included in this sum) by (ii) the VWAP per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the Nasdaq Capital Market.

Conversion of Series D Preferred Stock

Under the Series D Articles Supplementary, the Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the Series D Preferred Holders, into authorized but previously unissued Common Stock at the currently effective conversion price of $17,095,680 per share of Common Stock, subject to adjustment.  Conversion of shares of the Series D Preferred Stock may be effected by delivering to the Agent such shares, together with written notice of conversion and other required documentation. Each Conversion will be deemed to have been effected on the date immediately following the next Dividend Record Date after which written notice of conversion and other required documentation will have been surrendered and notice will have been received by the Company. Fractional shares of Common Stock will not be issued upon Conversion but, in lieu thereof, the Company will pay a cash adjustment based on the closing price of the Common Stock on the trading day immediately preceding the Conversion date.

The Issuance

Issuer:	Wheeler Real Estate Investment Trust, Inc.

Common Stock covered by this Prospectus

Up to 100,043,323 shares of Common Stock issuable upon the Redemption and Conversion of the Series D Preferred Stock.

For purposes of estimating the number of shares of Common Stock covered by this Prospectus, we included: (1) 100,000,000 shares that are issuable upon Redemption of the Series D Preferred Stock, representing approximately 676% of the number of shares of Common Stock issuable upon the Redemption, determined as if all outstanding shares of the Series D Preferred Stock were redeemed in full on the first Holder Redemption Date following the date of this Prospectus (which we anticipate will occur on July 7, 2025) at a Redemption Price of $25.00 per share plus an amount equal to all accrued but unpaid dividends to and including such Holder Redemption Date (and assuming, for the purpose of calculating such estimated number of shares, the price per share of Common Stock equal to $5.04 representing the VWAP for the ten consecutive trading days immediately preceding the date of this Prospectus), (2) 43,313 shares that are issuable upon Redemption of the Series D Preferred Stock and are currently registered and remain unissued under the Prior Registration Statement, and (3) 10 shares of Common Stock that are issuable upon Conversion of the Series D Preferred Stock and are currently registered and remain unissued under the Prior Registration Statement.

Common Stock to be outstanding after this issuance

100,601,522 shares of Common Stock (assuming full Redemption of the Series D Preferred Stock as stated above).

The number of shares of Common Stock shown above to be outstanding after this issuance is based on the 558,209 shares outstanding as of June 9, 2025, after the May 2025 Reverse Stock Split was effective on May 26, 2025.

Use of proceeds	Because the shares of our Common Stock covered by this Prospectus are to be issued upon the Redemption and Conversion of the Series D Preferred Stock, we will not receive any proceeds from the issuance of shares of Common Stock upon the Redemption or Conversion of the Series D Preferred Stock.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors which you should consider carefully before making an investment decision.

Listing	Our Common Stock trades on the Nasdaq Capital Market under the symbol “WHLR”.

Risk Factor Summary

●	We can provide no assurance that we will be able to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and that our Common Stock will continue to be listed on the Nasdaq Capital Market.

●	The Reverse Stock Splits may decrease the liquidity of the shares of our Common Stock and could lead to a decrease in our overall market capitalization.

●	The effective increase in the number of shares of our Common Stock available for issuance as a result of the Reverse Stock Splits could result in further dilution to our existing stockholders.

●	The issuance of a substantial amount of our Common Stock as a result of the Redemption has already caused and is expected to continue causing substantial dilution of Common Stock and a steep decline in its stock price.

●	Adjustments to the conversion price of the Notes that have already occurred and are anticipated to continue as a result of additional Redemptions will cause further dilution of Common Stock.

●	Our Common Stock ranks junior to our Series A Preferred Stock (the “Series A Preferred Stock”), Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Series D Preferred Stock with respect to amounts payable in the event of our liquidation, dissolution or winding up.

●	Our ability to service all of our indebtedness depends on many factors beyond our control, and if we cannot generate enough cash to service our indebtedness, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

●	Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to our financial condition, results of operations, cash flow and per share trading price of our securities.

●	Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Southeast, Mid-Atlantic and Northeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

●	The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

●	We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

●	We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, and trade negotiations and related government actions, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

●	We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth.

●	Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs.

●	Natural disasters and severe weather conditions could have an adverse impact on our cash flow and operating results.

●	We face risks relating to cybersecurity attacks, loss of confidential information and other business disruptions.

●	Shareholder litigation in connection with the Cedar Acquisition and as filed by the Company’s former CEO, Daniel Khoshaba, may result in significant costs of defense, indemnification and liability, and divert management’s attention away from running the Company.

●	Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow, and the per share trading price of our securities.

●	We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

●	Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

●	Our Board of Directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

●	Our rights and the rights of our stockholders to take action against our directors and officers are limited.

●	Our Charter permits our Board of Directors to issue shares of stock without stockholder approval and to create and issue a class or series of common stock or preferred stock without stockholder approval.

●	We are a holding company with no direct operations and, as such, we rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

●	Failure to qualify as a REIT could have significant adverse consequences to us.

●	Maintaining our status as a REIT may require us to engage in transactions at unfavorable times under unfavorable terms.

●	Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations, growth prospects and stock price.

Risks Related to Our Common Stock

Our Common Stock is listed on the Nasdaq Capital Market. We can provide no assurance that we will be able to maintain compliance with the continued listing requirements of the Nasdaq Capital Market over time and that our Common Stock will continue to be listed on the Nasdaq Capital Market.

On December 7, 2023, the Staff notified the Company that based on the Common Stock’s bid price closing below $1.00 per share for 30 consecutive business days, the Company no longer complied with the Bid Price Rule and that it had 180 calendar days to regain compliance. The Bid Price Rule requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

On May 16, 2024, we effected the May 2024 Reverse Stock Split of our Common Stock. Following the May 2024 Reverse Stock Split, the closing bid price of the Common Stock closed above $1.00 for ten consecutive business days from May 17, 2024 through and including May 31, 2024.

On June 3, 2024, we received a letter from the Staff notifying the Company that, based on the closing bid price of the Company’s Common Stock having been at least $1.00 per share for the required period, the Company has regained compliance with the Bid Price Rule and the minimum bid price deficiency matter previously disclosed by the Company in a Current Report on Form 8-K, filed with the SEC on December 13, 2023, had been closed.

On June 28, 2024, we received a letter from the Staff notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(a)(4), which requires the Company to have a minimum of 500,000 “Publicly Held Shares” (defined in Nasdaq Listing Rule 5005(a)(35) as “shares not held directly or indirectly by an officer, director or any person who is the beneficial owner of more than 10 percent of the total shares outstanding”) (the “Publicly Held Shares Rule”). The Company was required to submit to Nasdaq a specific plan to achieve and sustain compliance (the “Compliance Plan”).

On July 12, 2024, the Company timely submitted the Compliance Plan to the Staff.

On July 30, 2024, the Staff provided the Company with written notice of an extension through December 25, 2024 to regain compliance with the Publicly Held Shares Rule.

On November 13, 2024, we received a letter from the Staff notifying the Company that based on the disclosure in the Form 10-Q for the quarterly period ended September 30, 2024 filed with the SEC on November 7, 2024 that, as of November 6, 2024, it had 1,200,110 Publicly Held Shares outstanding, the Company has regained compliance with the Publicly Held Shares Rule, and the Publicly Held Shares deficiency matter had been closed.

In addition, with the effectiveness of the May 2025 Reverse Stock Split, the Company has effected a reverse stock split over the prior one-year period ending on May 26, 2025, and reverse stock splits with a cumulative ratio of more than 250 shares to one over the prior two-year period ending on May 26, 2025. As a result, if the Company fails to comply with the Bid Price Rule for a period of 30 consecutive business days following the May 2025 Reverse Stock Split, then it is likely that the Staff will issue a Delisting Determination notification and the Company will not be eligible for any period to regain compliance with the Bid Price Rule.

There can be no assurance that we will be able to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, and that our Common Stock will not be delisted from the Nasdaq Capital Market in the future. If such delisting should occur, it would likely have a negative effect on the value of an investment in our Common Stock and would impair an investor’s ability to sell or purchase our Common Stock when desired. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with the continued listing requirements of the Nasdaq Capital Market.

The Reverse Stock Splits may decrease the liquidity of the shares of our Common Stock and could lead to a decrease in our overall market capitalization.

The liquidity of the shares of our Common Stock may be affected adversely by the Reverse Stock Splits given the reduced number of shares of our Common Stock that are outstanding following the Reverse Stock Splits. The Reverse Stock Splits had the effect of increasing the per share trading price of our Common Stock but there is no assurance that the trading price of our Common Stock after the Reverse Stock Splits will remain constant in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Splits. The history of reverse stock splits for other companies is varied, particularly because some investors may view a reverse stock split negatively. We cannot predict the impact of the Reverse Stock Splits on the trading price of our Common Stock. Our total market capitalization after the Reverse Stock Splits may be lower than our total market capitalization before the Reverse Stock Splits.

The effective increase in the number of shares of our Common Stock available for issuance as a result of the Reverse Stock Splits could result in further dilution to our existing stockholders.

The Reverse Stock Splits alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the Reverse Stock Splits. The Reverse Stock Splits increased the number of shares of our Common Stock available for issuance by decreasing the number of shares of our Common Stock issued and outstanding. The additional available shares are available for issuance from time to time at the discretion of our Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our Common Stock would increase the number of outstanding shares of our Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our Common Stock.

The issuance of a substantial amount of our Common Stock as a result of the Redemption has already caused and is expected to continue causing substantial dilution of Common Stock and a steep decline in its stock price.

The issuance of Common Stock as a result of Redemption since the first Holder Redemption Date (which occurred on October 5, 2023) has already caused substantial dilution of our Common Stock. While we cannot predict if, when, and how many Series D Preferred Holders will redeem their Series D Preferred Stock following the date of this Prospectus, we expect that the issuance of Common Stock as a result of such Redemption will continue causing substantial dilution to our existing Common Stock holders and steep decline in the price of our Common Stock.

Adjustments to the conversion price of the Notes that have already occurred and are anticipated to continue as a result of additional Redemptions will cause further dilution of Common Stock.

The Notes are convertible, in whole or in part, at any time, at the option of their holders, into shares of Common Stock at a conversion price of approximately $2.82 per share of Common Stock (the “Note Conversion Price”) (approximately 8.87 common shares for each $25.00 of principal amount of the Notes being converted). Pursuant to the terms of the Indenture governing the Notes, because at least 100,000 shares of the Series D Preferred Stock have been redeemed, the Note Conversion Price has adjusted several times to the lower of (i) 55% of the Note Conversion Price or (ii) a 45% discount to the lowest price at which any Series D Preferred Stock was converted by a Series D Preferred Holder into Common Stock during the applicable monthly Redemption cycle, and will continue to further adjust following Redemptions at lower prices of our Common Stock in future monthly Redemption cycles. Issuance of additional Common Stock as a result of such adjustments to the Note Conversion Price has already caused, and is anticipated to continue causing, further dilution to our existing stockholders.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability or distribution requirements with respect to taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and our other subsidiaries’ liabilities and obligations have been paid in full.

Our Common Stock ranks junior to the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock with respect to amounts payable in the event of our liquidation, dissolution or winding up.

Our newly issued Common Stock will rank junior to our Series A Preferred Stock, Series B Preferred Stock, and Series D Preferred Stock with respect to the amounts payable in the event of our liquidation, dissolution or winding up. This means that, until the holders of our Series A Preferred Stock, holders of our Series B Preferred Stock, and the Series D Preferred Holders have been paid their liquidation preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. As a result, the value of your investment in our Common Stock may suffer if sufficient funds are not available to first satisfy our obligations to the holders of Series A Preferred Stock, Series B Preferred Stock, and Series D Preferred Holders in the event of our liquidation, dissolution or winding up.

Risks Related to Our Liquidity

Our ability to service all of our indebtedness depends on many factors beyond our control, and if we cannot generate enough cash to service our indebtedness, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations with respect to our debt depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities and future borrowings sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If we are unable to service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital, which may be restricted by the terms of our credit agreements. We also may not be able to, if required, effect these actions on commercially reasonable terms, or at all. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts in our indebtedness.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to our financial condition, results of operations, cash flow and per share trading price of our securities.

As of March 31, 2025, the Company had approximately $489 million of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.  As of March 31, 2025, approximately $379 million of our outstanding indebtedness is guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

●	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

●	our default under any loan with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Risks Related to Our General Business Operations

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic, Southeast and Northeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in South Carolina, Georgia, Virginia, Pennsylvania, North Carolina, Massachusetts, New Jersey, Florida, Connecticut, Kentucky, Tennessee, Alabama, Maryland and West Virginia, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Southeast or Northeast markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Large, regionally or nationally recognized tenants typically anchor our properties. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (i) the presence of a certain anchor tenant or tenants; (ii) the continued operation of an anchor tenant’s store; and (iii) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early, or to a reduction of its rent. In periods of prolonged economic decline, there is a higher-than-normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

As of March 31, 2025, leases representing approximately 0.58% of the square footage and approximately 0.47% of the annualized base rent of the properties in our total portfolio are month-to-month leases or will expire through December 31, 2025, and an additional 8.70% of the square footage of the properties in our total portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and development properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

●	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

●	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

●	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth.

We face significant competition for acquisitions of real estate, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

●	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

●	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

●	our cash flow may be insufficient to meet our required principal and interest payments or make expected distributions;

●	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

●	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

●	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

●	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for cleanup of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow, and per share trading price of our securities.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include:

●	the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time;

●	the need periodically to repair, renovate and re-lease space;

●	the cost of compliance with governmental regulation, including zoning, environmental and tax laws;

●	the potential for liability under applicable laws, interest rate levels, principal loan amounts; and

●	the availability of financing.

If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition and results of operations may be adversely affected.

High mortgage interest rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms or at all. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for debt payments and distributions to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increase our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For U.S. federal income tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the loan. If the outstanding balance of the loan exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. We currently do not have any hedges in place. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our securities.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities as a result of the following potential consequences, among others:

●	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

●	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

●	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, any economic downturn may adversely affect the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, and trade negotiations and related government actions, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our corporate offices, all of our improved properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the internet may continue to significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

The U.S. government recently announced tariffs on products imported from jurisdictions outside the United States and has made announcements regarding the potential imposition of tariffs on other jurisdictions. While certain of these announced tariffs have been delayed, the U.S. government may in the future impose, reimpose, increase, or pause tariffs, and countries subject to such tariffs have imposed, and in the future may impose, reciprocal tariffs or impose other protectionist or retaliatory trade measures in response. Evolving governmental policies may adversely impact financial conditions and results of operations, specifically with the uncertainty surrounding tariffs and their material impact on business.  Tariffs on imported goods could increase costs, decrease margins, reduce the competitiveness of products and services offered by current and future tenants and adversely affect the revenues and profitability of our tenants whose businesses rely on goods imported from such impacted jurisdictions.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our Common Stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow and per share trading price of our securities to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our securities.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Mid-Atlantic, Southeast and Northeast real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time-to-time rental rates for expiring leases may be higher than starting rental rates for new leases.

We have and may continue to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We have acquired, and in the future we may continue to acquire, properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our securities.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

●	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

●	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

●	time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

●	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

●	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

●	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

●	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

●	our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

●	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, service our substantial indebtedness, the issuance of Common Stock, and the trading price of our securities.

Our success depends upon our retaining and recruiting key personnel.

Our future success depends heavily upon the continued service of our key executives. We rely on their industry expertise and experience in our business operations, and in particular, on their financial and accounting skills, management skills, and working relationship with our employees and many of our tenants. If they became unable or unwilling to continue in their present positions, or they left our Company, we may not be able to replace them, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected.

Potential losses may not be covered by insurance or may exceed policy limits and we could incur significant costs and lose our equity in the damaged properties.

We carry comprehensive liability insurance policies, covering all of our properties. Our insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. If a loss or damages are suffered at one or more of our properties, our insurer may attempt to limit or void our coverage by arguing that the loss resulted from facts or circumstances not covered by our policy. Furthermore, if we experience a loss that is uninsured or that exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we have and continue to intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt that we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	our current debt levels;

●	our current and expected future earnings;

●	our cash flow and cash distributions; and

●	the market price per share of our securities.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may not comply with the “Asset Coverage Ratio” contained in the terms of our Series D Preferred Stock.

The terms of our Series D Preferred Stock require us to maintain a certain level of asset coverage. More specifically, we are required to maintain an asset coverage percentage of at least 200% on the last business day of each calendar quarter. This percentage is calculated by dividing (i) our total assets plus accumulated depreciation, plus accumulated amortization minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with GAAP (exclusive of the book value of any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) by (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding shares of our Series D Preferred Stock and any outstanding shares of Redeemable and Term Preferred Stock on the last business day of any calendar quarter (the “Asset Coverage Ratio”). If we fail to satisfy the Asset Coverage Ratio, we must cure the failure during the period that expires at the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (the “Asset Coverage Cure Date”). If we fail to cure the failure prior to the Asset Coverage Cure Date, the terms of our Series D Preferred Stock require us to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption.

There can be no guarantee that we will continue to comply with our Asset Coverage Ratio in the near future. To the extent we fail to satisfy the Asset Coverage Ratio and are required to redeem shares of our Series D Preferred Stock, our business and operations may be materially and adversely impacted.

If a major tenant declares bankruptcy or experiences a downturn in its business, we may be unable to collect balances due under relevant leases.

We may experience concentration in one or more tenants across several of the properties in our portfolio. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties. In addition, we may not be able to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Any of our tenants, or any guarantor of one of our tenant’s lease obligations, could become subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code (the “Bankruptcy Code”). If a tenant becomes a debtor under the Bankruptcy Code, federal law prohibits us from evicting such tenant based solely upon the commencement of such bankruptcy. Further, such a bankruptcy filing could prevent us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties or taking other debt enforcement actions, unless we receive an enabling order from the bankruptcy court. Generally, post-bankruptcy debts are required by statute to be paid currently, which would include payments on our leases that come due after the date of the bankruptcy filing. Such a bankruptcy filing also could cause a decrease, delay or cessation of current rental payments, reducing our operating cash flows and the amount of cash available for distributions to stockholders. Prior to emerging from bankruptcy, the tenant will need to decide whether to assume or reject its leases. Generally, and unless otherwise agreed to by the tenant and the lessor, if a tenant assumes a lease, all pre-bankruptcy balances and unpaid post-bankruptcy amounts owed under the lease must be paid in full. If a given lease or guaranty is not assumed, our operating cash flows and the amount of cash available for distribution to stockholders may be adversely affected. If a lease is rejected by a tenant in bankruptcy, we are entitled to general unsecured claims for damages. If a lease is rejected, we may not receive any further rent payments from the tenant, and the amount of our general unsecured claim for future rent would be capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent and damages already due but unpaid. We would only receive recovery on our general unsecured claim in the event that funds or other consideration were available for distribution to general unsecured creditors, and then only in the same percentage as that realized on other general unsecured claims. We may also be unable to re-lease a terminated or rejected property or to re-lease it on comparable or more favorable terms.

The federal government’s “green lease” policies may adversely affect us.

In recent years, the federal government has instituted “green lease” policies that allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to prefer buildings for lease that have received an “Energy Star” label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

Technological developments may impact customer traffic at certain tenants’ stores and ultimately sales at such stores.

We may be adversely affected by developments of new technology that may cause the business of certain of our tenants to become substantially diminished or functionally obsolete, with the result that such tenants may be unable to pay rent, become insolvent, file for bankruptcy protection, close their stores or terminate their leases. Examples of the potentially adverse effects of new technology on retail businesses include, among other things, the advent of online movie rentals on video stores, the effect of e-books and small screen readers on book stores, and increased sales of many products online.

Substantial recent annual increases in online sales have also caused many retailers to sell products online on their websites with pick-ups at a store or warehouse or through deliveries. With special reference to our principal tenants, online grocery orders are available in some areas and may become a major factor affecting grocers in our portfolio.

Natural disasters and severe weather conditions could have an adverse impact on our cash flow and operating results.

Some of our properties could be subject to natural or other disasters. In addition, we may acquire properties that are located in areas that are subject to natural disasters, such as earthquakes and droughts. Properties could also be affected by increases in the frequency or severity of tornadoes, hurricanes or other severe weather, whether such increases are caused by global climate changes or other factors. The occurrence of natural disasters or severe weather conditions can increase investment costs to repair or replace damaged properties, increase operating costs, increase future property insurance costs, and/or negatively impact the tenant demand for lease space. If insurance is unavailable to us, or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses from such events, our earnings, liquidity and/or capital resources could be adversely affected.

We face risks relating to cybersecurity attacks, loss of confidential information and other business disruptions.

The Company depends on the proper functioning, availability and security of its information systems, including financial, data processing, communications and operating systems. Several information systems are software applications provided by third parties. Although risks from cybersecurity threats have to date not materially affected, and we do not believe they are reasonably likely to materially affect, us, our business strategy, results of operations or financial condition, like other companies in our industry, we could, from time to time, experience threats and security incidents related to our and our third-party vendors’ information systems, including attempts to gain unauthorized access to our confidential data, and other electronic security breaches . Such cyber-attacks can range from individual attempts to gain unauthorized access to our information technology systems to more sophisticated security threats. While we employ a number of measures to prevent, detect and mitigate these threats, there is no guarantee such efforts will be successful in preventing a cyber-attack. A cybersecurity attack could compromise the confidential information of our employees, tenants and vendors. A successful attack could disrupt and otherwise adversely affect our business operations.

We are subject to shareholder litigation which, if adversely determined, could harm our business and operating results.

On April 10, 2024, Daniel Khoshaba, a holder of Common Stock and former CEO of the Company, filed a derivative action on behalf of the Company and putative class action on behalf of common stockholders who had not purchased the Notes in a rights offering alleging that the current and certain former directors of the Company breached their duty to the Company and its common stockholders, and that certain of those directors and an officer of the Company were unjustly enriched. The complaint primarily asserts the defendants failed to take sufficient action to mitigate the potential dilution that could be caused by the redemption rights of holders of Series D Preferred Stock and that the defendants should not have authorized interest on the Notes sold in the rights offering to be paid in Series D Preferred Stock. The Company is named as a nominal defendant in the case and no claims are asserted against it. The Company is providing indemnification (including legal fees and costs) to the directors and officer defendants. On June 10, 2024, the individual defendants and the other parties filed motions to dismiss the complaint.

On September 13, 2024, the District Court issued an opinion (i) granting the directors’ motion to dismiss the derivative claims, finding no demand was made and that demand would not have been futile; (ii) granting the motion to dismiss the unjust enrichment claim against the directors based on a failure to plead facts supporting the elements of such a claim, and (iii) denying the motions to dismiss on all other grounds. At this juncture, discovery is ongoing and the outcome of the litigation remains uncertain.

Preferred stockholders of Cedar Realty Trust, Inc. (“Cedar”), a subsidiary of the Company, have filed a putative class action suit against the directors of Cedar prior to the merger transaction (the “Cedar Acquisition”) with Cedar (collectively, the “Former Cedar Directors”) in the Circuit Court for Montgomery County, Maryland (the “Aquino Action”). The Aquino Action alleges that the Former Cedar Directors breached their fiduciary duties to Cedar’s preferred stockholders through the Cedar Acquisition. The claims in the Aquino Action mirror the fiduciary duty breach claims that were a subject of the putative class action complaint entitled Kim, et al., v. Cedar Realty Trust, Inc., et al. (the “Kim Action”), which was dismissed with prejudice in 2023 by the United States District Court for the District of Maryland. The dismissal was affirmed on appeal to the United States Court of Appeals for the Fourth Circuit in 2024. The Aquino Action alleges that the courts in the Kim Action misinterpreted Maryland law on fiduciary duties to preferred stockholders. Neither the Company nor Cedar has been sued in the Aquino Action. The Company has a contractual obligation to indemnify the Former Cedar Directors. On May 2, 2025, the Former Cedar Directors moved to dismiss the Aquino Action. At this juncture, the outcome of the litigation remains uncertain.

Such litigation may result in significant costs of defense, indemnification and liability, and divert management’s attention away from running our business, and, if adversely determined, could harm our business and operating results.

Risks Related to the Real Estate Industry

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Our financial performance and the value of our properties can be affected by many of these factors, including the following:

●	adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties or lease defaults by our tenants;

●	the national, regional and local economy, which may be negatively impacted by concerns about increasing interest rates, inflation, deflation and government deficits, high unemployment rates, decreased consumer confidence, industry slowdowns, reduced corporate profits, liquidity concerns in our markets and other adverse business concerns;

●	local real estate conditions, such as an oversupply of, or a reduction in, demand for retail space and the availability and creditworthiness of current and prospective tenants;

●	vacancies or ability to rent retail space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

●	changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

●	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;

●	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

●	inability to refinance our indebtedness, which could result in a default on our obligations;

●	the convenience and quality of competing retail properties;

●	inability to collect rent from tenants;

●	our ability to secure adequate insurance;

●	our ability to secure adequate management services and to maintain our properties;

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, government fiscal policies and the Americans with Disabilities Act of 1990 (the “ADA”); and

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind damage and floods, which may result in uninsured and underinsured losses.

In addition, because the yields available from equity investments in real estate depend in large part on the amount of rental income earned, as well as property operating expenses and other costs incurred, a period of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among our existing leases, and, consequently, our properties, including any held by joint ventures, may fail to generate revenues sufficient to meet operating, debt service and other expenses. As a result, we may have to borrow amounts to cover fixed costs, and our financial condition, results of operations, cash flow, per share market price of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations and cash flow.

Our growth depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “Risks Related to Our General Business Operations”, as well as the following:

●	local oversupply or reduction in demand for retail space;

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

●	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

●	decreases in the underlying value of our real estate;

●	changing submarket demographics; and

●	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations and cash flow.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

We are required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

We may acquire properties in markets that are new to us. When we acquire properties located in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. We work to mitigate such risks through extensive diligence and research and associations with experienced service providers. However, there can be no guarantee that all such risks will be eliminated.

We may acquire properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling or refinancing a property during the lock-out period.

We may acquire properties in exchange for common units of our Operating Partnership and agree to restrictions on sales or refinancing, called “lock-out” provisions, which are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. In addition, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Lock-out provisions could materially restrict us from selling, otherwise disposing of or refinancing properties. These restrictions could affect our ability to turn our investments into cash and thus affect cash available for distributions to our stockholders. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control.

Construction and development projects are subject to risks that materially increase the costs of completion.

In the event that we decide to develop and construct new properties or redevelop existing properties, we will be subject to risks and uncertainties associated with construction and development. These risks include, but are not limited to, risks related to obtaining all necessary zoning, land-use, building occupancy and other governmental permits and authorizations, risks related to the environmental concerns of government entities or community groups, risks related to changes in economic and market conditions between development commencement and stabilization, risks related to construction labor disruptions, adverse weather, acts of God or shortages of materials which could cause construction delays and risks related to increases in the cost of labor and materials which could cause construction costs to be greater than projected and adversely impact the amount of our development fees or our results of operations or financial condition.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations and cash flow. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties. However, management believes that the potential liabilities resulting from removing these items would be immaterial.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such non-compliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for non-compliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials (“ACMs”), and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to claims of liability to our tenants, their or our employees, and others if property damage or health concerns arise.

We cannot assure you that costs or liabilities incurred as a result of environmental issues or other remedial measures will not have an adverse effect on our financial condition, results of operations and cash flow. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulation will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations and cash flow.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations and cash flow.

The risks associated with undeveloped land parcels and related activities could have a material adverse effect on our results of operations.

We have three undeveloped parcels of land. The risks inherent in owning land increase as demand or rental rates for office, retail or multifamily properties decreases. Real estate markets are uncertain, and as a result, the value of undeveloped land can fluctuate depending on prospective uses or intended developments. In addition, carrying costs, can be significant and can result in losses or reduced profitability. If there are subsequent changes in the fair value of our undeveloped land parcels that cause us to determine that the fair value of our undeveloped land parcels is less than their carrying basis reflected in our financial statements plus estimated costs to sell, we may be required to take future impairment charges which would reduce our net income and could materially and adversely affect our results of operations.

Risks Related to Our Organization Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the partnership agreement of our Operating Partnership (the “Partnership Agreement”) in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Our Board of Directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our Board of Directors. Accordingly, our stockholders do not control these policies. Further, while our Board of Directors reviews our ability to service our indebtedness, the Charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our Board of Directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our Charter eliminates the personal liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services (and then only for the value of the benefit or profit received); or

●	a judgment or final adjudication adverse to a director or offer based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

Further, we have entered into separate indemnification agreements with each of our directors and officers. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses.

Loss of exclusion from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test.

We conduct our operations so that our company and most, if not all, of our subsidiaries will comply with the 40% test. We continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each subsidiary with this test. In addition, we believe that neither we nor any of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or propose to engage primarily, or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries are primarily engaged in non-investment company businesses related to real estate. Our business will be materially and adversely affected if we fail to qualify for this exclusion from regulation pursuant to the Investment Company Act.

Our Charter and bylaws contain provisions that may delay or prevent a change of control transaction.

Our Charter contains 9.8% ownership limits. For the purpose of preserving our REIT qualification, our Charter prohibits direct or constructive ownership by any person of more than (i) 9.8% of the total number or value (whichever is more restrictive) of the outstanding shares of our Common Stock, or (ii) 9.8% of the value of the aggregate of the outstanding shares of all classes or series of our stock, unless our Board of Directors grants a waiver.

The constructive ownership rules under the Code and our Charter are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of either our Common Stock or our stock of any class or series of our stock by an individual or entity could nevertheless cause that individual or entity to own constructively in excess of 9.8% of our Common stock or of our stock of all classes or series , and thus be subject to our Charter’s ownership limit. Any attempt to own or transfer shares of our stock in excess of the ownership limit without the consent of our Board of Directors will be void, and could result in the shares being automatically transferred to a charitable trust.

Our bylaws require a stockholder who desires to nominate a person for election to our Board of Directors and/or to make proposals to be considered at an annual meetings of stockholders to comply with strict notice requirements. In addition, any stockholder nomination must meet the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Our Charter permits our Board of Directors to issue shares of stock without stockholder approval and to create and issue a class or series of common stock or preferred stock without stockholder approval.

Our Charter empowers our Board of Directors, without stockholder approval, to issue authorized shares of stock and to amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. In addition, our Charter authorizes our Board of Directors to classify and reclassify authorized but unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such stock. Our Board of Directors could use these powers to issue shares of stock having terms favorable to management or to a person or persons affiliated with or otherwise friendly to management. The issuance of any such classes or series of stock could have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control that could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Common Stock, including:

●	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock), or an affiliate thereof, for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and supermajority voting requirements on these combinations; and

●	“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares which, when aggregated with all other shares owned or controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by a board of directors prior to the time that the “interested stockholder” becomes an interested stockholder.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT could have significant adverse consequences to us.

We have elected to be taxed, and we conduct operations so as to qualify, as a REIT for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS that we qualify as a REIT, and the statements in this Prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we qualify as a REIT, or that we will remain qualified as such in the future. If we fail to qualify as a REIT in any tax year, we will face adverse tax consequences because:

●	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

●	we also could be subject to the federal alternative minimum tax for taxable years beginning before January 1, 2018 and, possibly, increased state and local taxes; and

●	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for the four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and payments on our debt obligations. In addition, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, which could further impact our ability to make payments on our debts.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. To qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors and creditors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership fails to continue to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will continue to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to continue to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to continue to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would significantly reduce the amount of cash available for debt service and for distribution to its partners, including us.

Maintaining our status as a REIT may require us to engage in transactions at unfavorable times under unfavorable terms.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow, and per share trading price of our securities.

To continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular U.S. federal corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To maintain our REIT status and avoid paying income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our stock and debt obligations, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow, ability to make payments on our debt obligations.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% excise tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors. Complying with the available safe harbors may prevent us from selling property to raise additional funds, including funds that we may need to make payments on our debt obligations.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income, the ownership of our stock, and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, to redeem the Series D Preferred Stock, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting net gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended, possibly with retroactive effect. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

In particular, H.R. 1, the “One Big Beautiful Bill Act” (the “BBB Act”) currently under consideration by the U.S. Congress contains a proposal to increase the tax rate that could apply to certain shareholders who are treated as tax residents of foreign jurisdictions with an “unfair foreign tax.” See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock—Proposed Tax Increases on Non-U.S. Holders From Countries with Unfair Foreign Taxes.” Moreover, there can be no assurance that the BBB Act will be adopted in its current form, and it is possible that the BBB Act may be amended prior to its enactment into law to adopt other provisions that may adversely affect us or our shareholders.

SELECTED FINANCIAL DATA

Reverse Stock Splits

On May 16, 2024, we effected the May 2024 Reverse Stock Split; on June 27, 2024, we effected the June 2024 Reverse Stock Split; on September 19, 2024, we effected the September 2024 Reverse Stock Split; on November 18, 2024, we effected the November 2024 Reverse Stock Split; on January 27, 2025, we effected the January 2025 Reverse Stock Split; on March 26, 2025, we effected the March 2025 Reverse Stock Split; and on May 26, 2025, we effected the May 2025 Reverse Stock Split. In connection with the Reverse Stock Splits, the total number of authorized shares and the par value per share of the Common Stock remained unchanged at 200,000,000 and $0.01 per share, respectively.

Our audited consolidated financial statements included in the 2024 Annual Report that are incorporated by reference into this Prospectus are presented without giving effect to the March 2025 Reverse Stock Split and the May 2025 Reverse Stock Split; and our unaudited condensed consolidated financial statements included in the Q1 Form 10-Q that are incorporated by reference into this Prospectus are presented without giving effect to the May 2025 Reverse Stock Split.

Except as otherwise provided herein or where the context otherwise requires, share numbers in this Prospectus reflect the Reverse Stock Splits of our Common Stock.

The following selected financial data has been derived from our audited consolidated financial statements included in the 2024 Annual Report and our unaudited condensed consolidated interim financial statements for the quarterly period ended March 31, 2025 included in the Q1 Form 10-Q, as adjusted to reflect the March 2025 Reverse Stock Split and the May 2025 Reverse Stock Split for all periods presented.

Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED
			AS ADJUSTED FOR 1-FOR-5 REVERSE STOCK SPLIT		AS ADJUSTED FOR 1-FOR-7 REVERSE STOCK SPLIT
	Years Ended December 31,		Years Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023	2024	2023
(in thousands, except per share amounts)
Net income (loss) attributable to wheeler REIT common stockholders	(22,175)	(29,237)	(22,175)	(29,237)	(22,175)	(29,237)
Net income (loss) per share, basic	(317)	(13,158)	(1,585)	(65,849)	(11,099)	(464,079)
Net income (loss) per share, diluted	(317)	(13,158)	(1,585)	(65,849)	(11,099)	(464,079)
Weighted average number of shares outstanding, basic	69,948	2,222	13,989	444	1,998	63
Weighted average number of shares outstanding, diluted	69,948	2,222	13,989	444	1,998	63
Common shares outstanding at the period end	328,112	18,670	65,622	3,734	9,374	533

AS REPORTED
			AS ADJUSTED FOR 1-FOR-7 REVERSE STOCK SPLIT
	For the Three Months ended March 31, (unaudited)		For the Three Months ended March 31, (unaudited)
	2025	2024	2025	2024
(in thousands, except per share amounts)
Net income (loss) attributable to wheeler REIT common stockholders	(6,852)	(10,749)	(6,852)	(10,749)
Net income (loss) per share, basic	(22)	(2,459)	(157)	(17,226)
Net income (loss) per share, diluted	(22)	(2,459)	(157)	(17,226)
Weighted average number of shares outstanding, basic	305,692	4,371	43,670	624
Weighted average number of shares outstanding, diluted	305,692	4,371	43,670	624
Common shares outstanding at the period end	589,500	4,723	84,214	674

USE OF PROCEEDS

Because the shares of our Common Stock covered by this Prospectus are to be issued upon the Redemption or Conversion of the Series D Preferred Stock, the Company will not receive any proceeds from the issuance of shares of Common Stock upon the Redemption or Conversion of the Series D Preferred Stock.

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of our stockholders. Any change to any of these policies by the Board of Directors, however, would be made only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, the Board of Directors believes that it is advisable to do so in the Company’s best interests.

Disposition Policy

We will evaluate our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically and use the proceeds of any such sale for debt reduction or additional acquisitions or stock repurchases. We will utilize several criteria to determine the long-term potential of our investments. Investments will be identified for sale based upon management’s forecast of the strength of the related cash flows as well as their value to our overall portfolio. Our decision to sell an investment often will be predicated upon, among other considerations, the projected cash flow, property condition and related costs to renovate the property, strength of market demand, probability of increased valuation, geographic profile of the property, state and local regulations that may impact our operations, and alternative investment returns. We may also acquire and sell other retail-related assets opportunistically based upon management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. If we sell a property, held for sale to customers in the ordinary course of business, our gain from the sale will be subject to a 100% penalty tax.

Financing Policies

We utilize debt to increase equity returns, acquire properties and pay off existing near-term maturities. When evaluating our future level of indebtedness and making decisions regarding the incurrence of indebtedness, the Board of Directors considers a number of factors, including:

●	our leverage levels across the portfolio;

●	the purchase price of our investments to be acquired with debt financing;

●	impact on financial covenants;

●	cost of debt;

●	loan maturity schedule;

●	the estimated market value of our investments upon refinancing; and

●	the ability of particular investments, and our Company as a whole, to generate cash flow to cover expected debt service.

We may incur debt in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, or financing from banks, institutional investors, or other lenders. Any such indebtedness may be secured or unsecured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse, or cross-collateralized. If recourse, such recourse may include our general assets or be limited to the particular investment to which the indebtedness relates. In addition, we may invest in properties or loans subject to existing loans secured by mortgages or similar liens on the properties, or we may refinance properties acquired on a leveraged basis.

We may use the proceeds from any borrowings for working capital, consistent with industry practice, to:

●	finance the origination or purchase of debt investments; or

●	finance acquisitions, expand, redevelop or improve existing properties, or develop new properties or other uses.

In addition, if we do not have sufficient cash available, we may need to borrow to meet taxable income distribution requirements under the Code. No assurances can be given that we will obtain additional financings or, if we do, what the amount and terms will be. Our failure to obtain future financing under favorable terms could adversely impact our ability to execute our business strategy. In addition, we may selectively pursue debt financing on our individual properties and debt investments.

Equity Capital Policies

Our Board of Directors has the authority, without further stockholder approval, to issue additional authorized Common Stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue Common Stock in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

We may, under certain circumstances, purchase Common Stock in the open market or in private transactions with our stockholders, if those purchases are approved by the Board.

On June 8, 2023, we paid down $0.6 million of the Notes through an open market purchase of 23,784 units totaling $1.2 million. On September 11, 2023, we paid down $0.9 million of the Notes through an open market purchase of 35,000 units totaling $1.9 million. On January 17, 2024, we paid down $0.6 million of the Notes through an open market purchase of 23,280 units totaling $1.3 million.

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Conflict of Interest Policy

Our governing documents do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. Our Code of Business Conduct and Ethics (the “Code of Conduct”) provides that a conflict of interest may occur when a director or an employee has an ownership or financial interest in another business organization that is doing business with the Company and characterizes these transactions between the Company and the other organization as “related person transactions.” Under our Code of Conduct, Ms. Crystal Plum, in her capacity as our “Code of Conduct Compliance Officer”, must be made aware of the details of any related person transaction so that she can make a judgment as to the appropriateness of the transaction and refer it for approval to the Related Person Transactions Committee of the Board of Directors (the “RPT Committee”). The RPT Committee reviews and approves any related person transaction.

In addition, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met.

Reporting Policies

Generally speaking, we will make available to our stockholders certified annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth, maximize stockholder value and acquire investments with growth potential. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Our Company” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the 2024 Annual Report.

We intend to continue to acquire retail properties in secondary and tertiary markets, with a particular emphasis on grocery-anchored retail centers. Future investment activities will be focused on our target markets, but will not be limited to any specific geographic area or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may participate with third parties in property ownership, through limited liability partnerships or other types of co-ownership if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into limited liability partnership or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of Common Stock, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth, maximize stockholder value and acquire investments with growth potential. Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities, or securities of other issuers, including in entities that are not engaged in real estate activities.

For a discussion of our investments in entities that are not engaged in real estate activities, see “Investment Securities - Related Party” in the Q1 Form 10-Q.

In 2023, the Company subscribed for an investment in the aggregate amount of $10 million for limited partnership interests in Stilwell Activist Investments, L.P., a Delaware limited partnership (“SAI”). On June 1, 2024, the Company subscribed for an additional investment in the amount of $500,000 for limited partnership interests in SAI.  These subscriptions were approved by the disinterested directors of the Company, and, after the formation of the RPT Committee, by that Committee.

We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture.

Policies with Respect to Other Activities

At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the applicable Treasury Regulations our Board of Directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may make loans to third parties in the future. We intend to make our real estate and other investments in such a way that we will not be treated as an investment company under the Investment Company Act.

OUR COMPANY

Overview

Wheeler Real Estate Investment Trust, Inc. (the “Trust”, the “REIT”, the “Company”, “we”, “our” or “us”) is a Maryland corporation formed on June 23, 2011. The Trust serves as the general partner of the Operating Partnership which was formed as a Virginia limited partnership on April 5, 2012. Substantially, all of our assets are held by, and all of our operations are conducted through, our Operating Partnership. At March 31, 2025, the Company owned 100% of the Operating Partnership. The Company is a fully-integrated, self-managed commercial real estate investment company that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers.

On August 22, 2022, the Company completed the Cedar Acquisition. As a result of the Cedar Acquisition, the Company acquired all of the outstanding shares of Cedar’s common stock, which ceased to be publicly traded on the New York Stock Exchange (“NYSE”). Cedar’s outstanding 7.25% Series B Cumulative Redeemable Preferred Stock (the “Cedar Series B Preferred Stock”) and 6.50% Series C Cumulative Redeemable Preferred Stock (the “Cedar Series C Preferred Stock”) remain outstanding and continue to trade on the NYSE. Each outstanding share of common stock of Cedar and outstanding common unit of Cedar Realty Trust Partnership, L.P., the operating partnership of Cedar, held by persons other than Cedar immediately prior to the merger were cancelled and converted into the right to receive a cash payment of $9.48 per share or unit. As a result, Cedar became a subsidiary of the REIT.

On September 25, 2024, Cedar announced and commenced a “modified Dutch auction” tender offer to purchase up to an aggregate amount paid of $9.0 million of shares of the Cedar Series C Preferred Stock at a price of not less than $13.25 nor greater than $15.50 per share of the Cedar Series C Preferred Stock, to the sellers in cash, less any applicable withholding taxes and without interest (the “Cedar September Tender Offer”). Following the expiration of the Cedar September Tender Offer on October 24, 2024, Cedar accepted for purchase 688,670 shares of the Cedar Series C Preferred Stock at $14.00 per share for approximately $9.6 million in the aggregate, which included 45,813 shares that Cedar elected to purchase pursuant to its ability to purchase up to an additional 2% of its outstanding Series C Preferred Stock.

On December 27, 2024, Cedar announced and commenced a second “modified Dutch auction” tender offer to purchase up to an aggregate amount paid of $12.5 million of shares of the Cedar Series C Preferred Stock at a price of not less than $13.75 nor greater than $15.75 per share of the Cedar Series C Preferred Stock, to the sellers in cash, less any applicable withholding taxes and without interest (the “Cedar December Tender Offer”). On January 28, 2025, the Cedar December Tender Offer expired in accordance with its terms. An aggregate of 645,276 shares of the Cedar Series C Preferred Stock were properly tendered and not properly withdrawn at or below the final purchase price of $15.75 per share. Cedar purchased all such shares for an aggregate price of approximately $10.2 million, excluding related fees and expenses.

On February 21, 2025, Cedar announced and commenced concurrent but separate offers to purchase up to an aggregate amount paid of $9.5 million of (i) up to 584,615 shares of the Cedar Series C Preferred Stock for a purchase price of $16.25 per share, in cash (the “Cedar February Series C Offer”) and (ii) up to 535,211 shares of the Cedar Series B Preferred Stock for a purchase price of $17.75 per share, in cash (the “Cedar February Series B Offer” and, together with the Cedar February Series C Offer, the “Cedar February Tender Offers”), each less any applicable withholding taxes and without interest. The Cedar February Tender Offers were intended to expire at 5:00 p.m., New York City time, on March 21, 2025.

On March 21, 2025, the Cedar February Series C Offer expired in accordance with its terms. Cedar purchased 655,883 shares of the Cedar Series C Preferred Stock that were properly tendered and not properly withdrawn at the purchase price of $16.25 per share, which included 71,268 shares that Cedar elected to purchase pursuant to its ability to purchase up to an additional 2% of its outstanding Cedar Series C Preferred Stock. The aggregate price for the Cedar Series C Preferred Stock purchased in the Cedar February Series C Offer was approximately $10.7 million, excluding related fees and expenses.

On March 21, 2025, the Cedar February Series B Offer was extended to expire at 5:00 p.m., New York City time, on April 4, 2025, and the aggregate amount of shares that could be purchased pursuant to the Cedar February Tender Offers was increased by $10 million.  On April 4, 2025, the Cedar February Series B Offer expired in accordance with its terms and Cedar accepted for purchase 592,372 shares of the Cedar Series B Preferred Stock that were properly tendered and not properly withdrawn, which included 28,992 shares that Cedar elected to purchase pursuant to its ability to purchase up to an additional 2% of its outstanding Cedar Series B Preferred Stock. The aggregate purchase price for the Cedar Series B Preferred Stock purchased in the Cedar February Series B Offer was approximately $10.5 million, excluding related fees and expenses.

On March 5, 2024, in accordance with the MGCL, the Board of Directors declared the 2024 Reverse Stock Splits, the January 2025 Reverse Stock Split and the March 2025 Reverse Stock Split advisable, and directed that they be submitted to the Company’s stockholders for consideration. The Company’s stockholders approved the foregoing Reverse Stock Splits, including such other reverse stock splits as may be determined by the Board of Directors through March 31, 2025, at the annual meeting held on May 6, 2024.

In 2024, the Company effected the May 2024 Reverse Stock Split; the June 2024 Reverse Stock Split; the September 2024 Reverse Stock Split; and the November 2024 Reverse Stock Split.

On January 27, 2025, the Company effected the January 2025 Reverse Stock Split; on March 26, 2025, the Company effected the March 2025 Reverse Stock Split; and on May 26, 2025, the Company effected the May 2025 Reverse Stock Split. Pursuant to the MGCL, stockholder approval was not required to effect the May 2025 Reverse Stock Split, and it was approved solely by the Board of Directors.

At the market open on May 27, 2025, the Common Stock began trading on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number. As a result of the May 2025 Reverse Stock Split, the number of outstanding shares of Common Stock was reduced to 549,338 shares based on the shares of Common Stock outstanding as of May 26, 2025. The Reverse Stock Splits did not affect the relative voting or other rights that accompany the shares of Common Stock, except to the extent that it results from a stockholder receiving cash in lieu of fractional shares. There was no change to the number of authorized shares of the Common Stock as a result of the Reverse Stock Splits.

For additional information on recent business developments, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the 2024 Annual Report.

Our corporate office is located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our registrar and stock transfer agent is Computershare Trust Company, N.A. and may be contacted at 150 Royall Street, Suite 101, Canton, MA 02021 or their website, www.computershare.com.

Portfolio

Our portfolio contains retail properties in secondary and tertiary markets, with a particular emphasis on grocery-anchored retail centers. Our properties are in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and services and generate regular consumer traffic. We believe our tenants carry goods and offer services that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

The Company’s portfolio of properties is dependent upon regional and local economic conditions, and is geographically concentrated in the Mid-Atlantic, Southeast and Northeast, which markets represented approximately 45%, 44% and 11%, respectively, of the total annualized base rent of the properties in its portfolio as of March 31, 2025. As of March 31, 2025, we owned the Operating Portfolio consisting of seventy-two properties, including sixty-nine retail shopping centers, totaling 7,517,677 leasable square feet which is 92.0% leased, and three undeveloped land parcels totaling approximately 10 acres.

On December 26, 2024, the Company sold a 221,157 square foot retail center known as South Philadelphia, located in Philadelphia, Pennsylvania, for $21.0 million, resulting in $16.7 million in net proceeds.

On February 11, 2025, the Company sold a 98,984 square foot retail center known as Webster Commons, located in Webster, Massachusetts, for $14.5 million, resulting in $13.9 million in net proceeds.

On March 6, 2025, the Company sold a 44,318 square foot retail center known as South Lake, located in Lexington, South Carolina, for $1.9 million, resulting in $1.6 million in net proceeds.

On March 13, 2025, the Company sold a land parcel known as Oregon Avenue, located in Philadelphia, Pennsylvania, for $3.0 million, resulting in $2.8 million in net proceeds.

On May 1, 2025, the Company sold a 2,500 square foot retail center known as Amscot Building, located in Tampa, Florida, for $0.6 million, resulting in $0.5 million in net proceeds.

On May 15, 2025, the Company sold a 38,464 square foot retail center known as Devine Street, located in Columbia, South Carolina, for $7.1 million, resulting in $6.8 million in net proceeds.

No tenant represents greater than approximately 6% of the Company’s annualized base rent or 7% of gross leasable square footage. The top 10 tenants account for 23.5% or $16.9 million of annualized base rent and 26.4% or 2.0 million of gross leasable square footage at March 31, 2025.

Significant Properties

We have one property, JANAF Shopping Yard (“JANAF”), whose book value exceeded 10% of total assets at March 31, 2025 and whose rental revenue exceeded 10% of consolidated gross revenues for the quarter ended March 31, 2025. JANAF, located in Norfolk, VA, was originally constructed in 1959 and acquired by the Company in January 2018. JANAF is our largest shopping center with approximately 797,000 square feet of gross leasable area (“GLA”) within a property comprising approximately 80 acres. Of the total GLA, approximately 309,000 square feet are subject to a ground lease that runs through November 30, 2069 with annual payments of $150,000 per year of minimum base rent, plus percentage rent, which is determined by the following equation: (rent paid by store tenants on ground lease land - $1.50/square foot maintenance allowance) *10%, less the minimum annual base rent amount (such amount, the “JANAF Ground Lease Rent”). For the year ended December 31, 2024, the Company paid approximately $288,347 in JANAF Ground Lease Rent.

JANAF’s major tenants include several recognizable national retailers. At March 31, 2025, the property was 85.4% occupied with an average rental rate per square foot of $13.11. The average annual occupancy and rental rate per square foot at JANAF each of the past five years is as follows:

Year	Average Occupancy	Average Rental Rate per Square Foot
2020	84.6%	$11.95
2021	93.1%	$11.73
2022	95.0%	$11.86
2023	89.9%	$12.54
2024	86.4%	$13.14

JANAF is subject to a mortgage under that certain loan agreement, dated as of July 6, 2022, by and between the Company and CITI Real Estate Funding Inc. (the “JANAF Loan Agreement”). Under the JANAF Loan Agreement, the principal amount of $60 million is due on July 6, 2032 (the “Maturity Date”), with interest-only payments at a fixed interest rate of 5.31% due monthly through the Maturity Date. As a fully developed property, there are no present plans for the improvement or development of any unimproved or undeveloped property at the site.

As with our other properties, other commercial developers and real estate companies compete with us with respect to the leasing of JANAF. Some of these competitors may possess greater capital resources than we do. This competition may interfere with our ability to attract and retain tenants, leading to increased vacancy rates and/or reduced rents and adversely affect our ability to minimize operating expenses. Retailers at JANAF also face increasing competition from online retailers, outlet stores, discount shopping clubs, superstores, and other forms of sales and marketing of goods and services, such as direct mail. This competition could contribute to lease defaults and insolvency of tenants at the property.

Lease expirations for JANAF at March 31, 2025 are as follows:

Year	Square Feet of Leases Expiring	Percentage of Total Square Feet	Annualized Rental Revenue (in thousands)(1)	Percentage of Total JANAF Annualized Rent	Number of Leases
MTM	1,334	0.2%	$25	0.28%	1
2025	43,006	5.4%	$463	5.19%	17
2026	63,824	8.0%	$970	10.87%	18
2027	54,505	6.8%	$1,026	11.50%	18
2028	78,695	9.9%	$1,308	14.66%	16
2029	144,687	18.2%	$1,869	20.95%	13
2030	162,542	20.4%	$1,099	12.32%	10
2031	69,303	8.7%	$573	6.42%	6
2032	-	0.0%	$-	0.00%	0
2033	7,744	1.0%	$201	2.25%	1
THEREAFTER	54,538	6.9%	$1,386	15.56%	8
	680,178	85.4%	$8,920	100.0%	108

(1)	Annualized rental revenue represents the rental rate per square foot, multiplied by the number of square feet leased by the customer. Annualized rental revenue is defined as rental revenue less operating expense reimbursements.

JANAF has one customer, a national retailer (the “Significant Tenant”), that occupies 10% or more of the shopping center’s rentable square footage. The lease with such tenant (the “Significant Lease”) commenced on March 24, 2020 and expires on the ten-year anniversary of such date (the “Expiration Date”). Under the Significant Lease, the Significant Tenant leases 147,400 square feet of space at an effective rental rate per square foot of $3.88. The term of the Significant Lease automatically renews for six successive additional five-year terms following the Expiration Date (each, an “Automatic Extension Term”) unless the Significant Tenant provides written notice to the Company not less than nine months prior to the commencement of each Automatic Extension Term of its desire to permit the term to expire at the end of the then-current period. After the expiration of the sixth Automatic Extension Term, the Significant Tenant has an option to extend the term for one additional period ending November 30, 2069, provided that it exercises such option in writing no later than nine months prior to the expiration of the sixth Automatic Extension Term.

For tax purposes, depreciation is calculated over 39 years for land, buildings and tenant improvements. The federal tax basis, net of accumulated tax depreciation, of JANAF is estimated as follows at March 31, 2025 (in thousands):

JANAF
Land	$7,936
Buildings and tenant improvements	$56,871

Real estate taxes for JANAF for the three months ended March 31, 2025 were $240,359.

For a detailed description of our properties, see Part I, Item 2, “Properties”, of the 2024 Annual Report.

Human Capital Management

Information About our Executive Officers

Andrew Franklin, age 44, was appointed Chief Executive Officer and President in October 2021. In August 2022, he was appointed Director, Chief Executive Officer and President of Cedar. He previously served in the following roles at the Company: Interim Chief Executive Officer since July 2021; Chief Operating Officer since February 2018; and Senior Vice President of Operations since January 2017. Mr. Franklin has over 25 years of commercial real estate experience. Mr. Franklin is responsible for overseeing the property management, lease administration, and leasing divisions of our growing portfolio of commercial assets. Prior to joining the Company, Mr. Franklin was a partner with Broad Reach Retail Partners where he ran the day-to-day operations of the company, managing the leasing team as well as overseeing the asset, property and construction management of the portfolio with assets totaling $50 million. Mr. Franklin is a graduate of the University of Maryland, with a Bachelor of Science degree in Finance.

Crystal Plum, age 43, was appointed Chief Financial Officer in February 2020. Ms. Plum has also served as Chief Financial Officer, Treasurer, and Director of Cedar since August 2022. She previously served in the following roles at the Company: Corporate Secretary of Cedar from August 2022 through November 2023; Vice President of Financial Reporting and Corporate Accounting from March 2018 to February 2020; and Director of Financial Reporting from September 2016 to March 2018. Prior to that time, she served as a Manager at Dixon Hughes Goodman LLP from September 2014 to August 2016 and as a Supervisor at Dixon Hughes Goodman LLP from 2008 to September 2014. Ms. Plum has experience reviewing and performing audits, reviews, compilations and tax engagements for a diverse group of clients, as well as banking experience. Ms. Plum is a Certified Public Accountant and has a Bachelor of Science in Business Administration — Accounting and Finance from Old Dominion University.

Human Capital Management

As of March 31, 2025, we had 55 full-time employees. We seek to hire experienced leaders and team members and offer competitive wage and benefit programs. Employees are offered flexibility to meet personal and family needs. In addition to medical insurance support, the Company offers wellness programs, including free short- and long-term disability insurance, free basic life insurance policy with accidental death and dismemberment coverage, employee assistance programs that include emotional health support, gym memberships, volunteer time off and tuition assistance. Tuition assistance includes assistance to learn a new language as the Company identifies opportunities to better serve a diverse tenant base. The Company takes steps to measure and improve upon its level of employee engagement, all while creating value for our stakeholders. The Company’s employees are expected to exhibit honest, ethical and respectful conduct in the workplace. Every year, the Company requires its employees to review and certify their compliance with the Company’s various policies, including its Code of Business Conduct and Ethics.

Business Objectives and Investment Strategy

Our primary business objective is to maximize the value of our portfolio. We intend to achieve this objective utilizing the following investment strategies:

●	Focus on necessity-based retail. Own and operate retail properties that serve the essential day-to-day shopping needs of the surrounding communities. These necessity-based centers attract high levels of daily traffic resulting in cross-selling of goods and services from our tenants. The majority of our tenants provide non-cyclical consumer goods and services that are less impacted by fluctuations in the economy. We believe these centers that provide essential goods and services such as groceries result in a stable, lower-risk portfolio of retail investment properties.

●	Focus on secondary and tertiary markets with strong demographics and demand. Our properties are in markets that have strong demographics such as population density, population stability, consistent tenant sales trends and growth in household income. We seek to identify new tenants and renew leases with existing tenants in these locations that support the need for necessity-based retail and limited new supply.

●	Increase operating income through leasing strategies and expense management. We employ intensive lease management strategies to optimize occupancy. Management has extensive expertise in managing under-performing properties and increasing operating income through more effective leasing strategies and expense management. Our leases generally require the tenant to reimburse us for a substantial portion of the expenses incurred in operating, maintaining, repairing, and managing the shopping center and the common areas, along with the associated insurance costs and real estate taxes. In many cases, the tenant is either fully or partially responsible for all maintenance of the property, thereby limiting our financial exposure towards maintaining the center and increasing our net income. We refer to this arrangement as a “triple net lease.”

●	Selectively utilize our capital to improve retail properties. We intend to make capital investments where the risk adjusted returns on such capital is accretive to our stockholders. We allocate capital to value-added improvements of retail properties to increase rents, extend long-term leases with anchor tenants and increase occupancy. We selectively allocate capital to revenue enhancing projects that we believe will improve the market position of a given property.

●	Recycling and sensible management of our property portfolio. We intend to sell non-income producing land parcels or non-core assets utilizing sales proceeds to deleverage the balance sheet. Properties may be slated for disposition based upon management’s periodic review of our portfolio, and approval by our Board of Directors.

●	Strategy for optimizing capital structure. The Company seeks to mitigate risk and optimize its capital structure through continuous focus on maintaining prudent leverage and lengthy average debt maturities, as well as access to a diverse selection of capital sources, including the secured and unsecured debt markets, unsecured lines of credit, and other sources.

Company Website Access and SEC Filings

We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC which can be found at http://www.sec.gov.

Additionally, we make available free of charge through our website http://www.whlr.us our most recent Annual Report on Form 10-K, including our audited consolidated financial statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted on our website our Insider Trading Policy, Code of Conduct, and Corporate Governance Principles, all under separate headings. We will also provide a copy of these documents free of charge to stockholders upon written request. Investors and others should note that we currently announce material information using SEC filings and press releases. In the future, we will continue to use these channels to distribute material information about the Company, and may also utilize public conference calls, webcasts, our website and/or various social media sites to communicate important information about the Company, key personnel, trends, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, investors, the media, our customers, business partners and others interested in the Company should review the information posted on our website as well as on LinkedIn at https://www.linkedin.com/company/wheeler-realestate-investment-trust/, in addition to following the Company’s press releases and SEC filings. Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of our website at http://www.whlr.us. The content of our website is not incorporated by reference into this Registration Statement on Form S-11 or in any other report or document we file with the SEC, and any references to our website is intended to be inactive textual references only.

Governmental Regulations Affecting Our Properties

We and our properties are subject to a variety of federal, state and local environmental, health, safety, tax and similar laws. The application of these laws to a specific property that we own depends on a variety of property-specific circumstances, including the current and former uses of the property, the building materials used at the property and the physical layout of the property. Neither existing environmental, health, safety and similar laws nor the costs of our compliance with these laws has had a material adverse effect on our financial condition or results of operations, and management does not believe they will for the fiscal year ending December 31, 2025. In addition, we have not incurred, and do not expect to incur, any material costs or liabilities due to environmental contamination at properties we currently own or have owned in the past. However, we cannot predict the impact of new or changed laws or regulations on properties we currently own or may acquire in the future. We have no current plans for substantial capital expenditures with respect to compliance with environmental, health, safety and similar laws and we carry environmental insurance that covers a number of environmental risks for most of our properties.

Competition

Numerous commercial developers and real estate companies compete with us with respect to the leasing of properties. Some of these competitors may possess greater capital resources than we do, although we do not believe that any single competitor or group of competitors in any of the primary markets where our properties are located are dominant in that market. This competition may interfere with our ability to attract and retain tenants, leading to increased vacancy rates and/or reduced rents and adversely affect our ability to minimize operating expenses.

Retailers at our properties also face competition from online retailers, outlet stores, discount shopping clubs, superstores, and other forms of sales and marketing of goods and services, such as direct mail. This competition could contribute to lease defaults and insolvency of tenants.

Climate

Some of our properties could be subject to natural or other disasters. In addition, we may acquire properties that are located in areas that are subject to natural disasters, such as earthquakes and droughts. Because of the geographic concentration of our properties, a single severe weather event or natural disaster could impact multiple of our properties. Properties could also be affected by increases in the frequency or severity of tornadoes, hurricanes or other severe weather, whether such increases are caused by global climate changes or other factors. The occurrence of natural disasters or severe weather conditions can increase investment costs to repair or replace damaged properties, increase operating costs, increase future property insurance costs, and/or negatively impact the tenant demand for lease space. If insurance is unavailable to us, or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses from such events, our earnings, liquidity and/or capital resources could be adversely affected. While several of our properties are located in areas that have experienced hurricanes, tornados, severe rain storms, or snow during the past two years, there has been no substantial damage or change in operations related to weather events.

Cybersecurity Governance

Our Board of Directors considers cybersecurity risk as part of its risk oversight function and has delegated oversight of cybersecurity risk strategy and governance and of other information technology risks to the Audit Committee of the Board of Directors (the “Audit Committee”). The Audit Committee reports to the full Board of Directors regarding its activities, including those related to cybersecurity. Senior management, including the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel, is responsible for assessing and managing cybersecurity risk, and provides briefings regarding the assessment and management of such risk to the Audit Committee, which then reports, as necessary, to the Board of Directors. Although members of our senior management do not have direct cybersecurity expertise obtained through certifications, their experience managing the Company, which includes consulting and coordinating as necessary with a third party information technology expert referred to below, enables them to effectively assess and manage material risks from cybersecurity threats.

The Company retained an information technology expert third party company to assist in managing relevant risks. In particular, the Company outsources its information technology function and monitoring to a third party provider whereby it benefits from a professionally managed network monitoring, management, maintenance, detection and response system and a 24/7 security operations center with both onsite and remote support services. Any cybersecurity incident would be reported to the Company promptly by our third party consultant and material and potentially material incidents would be assessed by management and the Audit Committee for remediation and future prevention and detection.

The Company, at least annually, updates its policies or procedures that could help mitigate cybersecurity risks. Notwithstanding the extensive approach we take to cybersecurity, we may not be successful in preventing or mitigating a cybersecurity incident that could have a material adverse effect on us. The Company has incorporated cybersecurity coverage in its insurance policies; however, there is no assurance that the insurance the Company maintains will cover all cybersecurity breaches or that policy limits will be sufficient to cover all related losses. The Company is not aware of any information security breaches over the last two years.

Insurance

The Company carries comprehensive liability, property, fire, flood, wind, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under an insurance policy, in addition to other coverages, such as trademark and pollution coverage that may be appropriate for certain of its properties. Additionally, the Company carries a directors’, officers’, entity and employment practices liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage, requirements from any and all lenders and general industry practice; however, its insurance coverage may not be sufficient to fully cover losses. Increases in the occurrence of natural disasters and severe weather patterns have led to a consistent increase in overall rates, deductibles and valuations from insurance carriers, which have resulted in increased costs of necessary insurance required to protect our assets.

Dividend Policy

In March 2018, the Board of Directors suspended the payment of dividends on our Common Stock. The Board of Directors also suspended the quarterly dividends on shares of our Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, beginning with the three months ended December 31, 2018. Dividends were suspended to retain cash flow to pay operating expenses and reduce debt. On November 3, 2021, common stockholders of the Company voted to amend the Charter to remove the cumulative dividend rights of the Series A Preferred Stock and Series B Preferred Stock. Additionally, as the Company has failed to pay cash dividends on the outstanding Series D Preferred Stock, the annual dividend rate on the Series D Preferred Stock increased to 10.75% commencing on the first day after the first missed quarterly payment, January 1, 2019, and will continue increasing until such time as the Company has paid all accumulated and unpaid dividends on the Series D Preferred Stock in full, subject to a maximum annual dividend rate of 16%, including the 2% default rate. Commencing on September 21, 2023, the Series D Preferred Holders were entitled to cumulative cash dividends at an annual dividend rate of 12.75%. At September 21, 2024, the annual dividend rate increased by 2% of the liquidation preference per annum to 14.75%.

As a result of the dividend suspension on the Series D Preferred Stock, pursuant to our Charter, no dividends may be declared or paid on the Common Stock or on our other outstanding preferred stock until all accumulated accrued and unpaid dividends on the Series D Preferred Stock have been paid in full. At this time, the Company does not intend to pay dividends other than those required dividend distributions, if any, that will enable us to maintain our REIT status and to eliminate or minimize our obligation to pay income and excise taxes.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our Charter and bylaws relating to our capital securities. The documents that constitute our Charter and our bylaws are included as exhibits to the Registration Statement on Form S-11 of which this Prospectus forms a part. Because these descriptions are only summaries, they do not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Charter and bylaws and to the applicable provisions of Maryland law.

General

Our Charter provides that we may issue a maximum of 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, without par value per share. There was no change to the number of authorized shares of the Common Stock as a result of the Reverse Stock Splits. Our Charter authorizes the Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by our stockholders, to amend our Charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock and to classify and reclassify any authorized but unissued shares of any class or series stock. As of June 9, 2025, and after the May 2025 Reverse Stock Split was effective on May 26, 2025, 558,209 shares of our common stock, 562 shares of our Series A Preferred Stock, 3,096,018 shares of our Series B Preferred Stock and 1,789,404 shares of our Series D Preferred Stock were issued and outstanding. Our Operating Partnership purchased 71,343 shares of the Series D Preferred Stock on September 22, 2020 from an unaffiliated investor in a privately negotiated transaction.  We consider these shares to be retired and they are reflected as such in our consolidated financial statements.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

As of June 9, 2025, no units of our Operating Partnership were outstanding.

Common Stock

This Prospectus relates to the issuance of up to 100,043,323 shares Common Stock. The following description of the Common Stock sets forth the general terms and provisions of the Common Stock. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter and bylaws. Subject to the preferential rights of any other class or series of stock and to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board of Directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past dividend periods, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by us with respect to any shares of Common Stock.

Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our Common Stock, each outstanding share of our Common Stock entitles the holder to one vote with respect to each matter on which the holders of Common Stock are entitled to vote, including the election of directors. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our Charter provides that our stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which the holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the holders of our Common Stock will have equal dividend, liquidation and other rights. Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our Charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our Charter authorizes our Board of Directors to classify and/or reclassify any unissued shares of our Common Stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our Charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On June 9, 2025, the closing price of our Common Stock reported on the Nasdaq Capital Market was $4.86 per share.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our Board of Directors to amend our Charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our Common Stock or preferred stock and to classify or reclassify unissued shares of our Common Stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of Common Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for the holders of our Common Stock or that the holders of our Common Stock otherwise believe to be in their best interests.

Series A Preferred Stock

Holders of Series A Preferred Stock have the right to receive, only when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends, at a rate of 9% per annum of the $1,000 liquidation preference per share. The Series A Preferred Stock has no redemption rights. The Company has the right to redeem the shares of Series A Preferred Stock, on a pro rata basis, at any time at a redemption price of $1,030 per share, plus all declared and unpaid dividends. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of our assets a liquidation preference of $1,000 per share plus an amount equal to any declared and unpaid dividends.  The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless subject to a mandatory or voluntary conversion as described above. Holders of the Series A Preferred Stock have no voting rights except as provided by law.

Series B Preferred Stock

Holders of Series B Preferred Stock have the right to receive, only when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends, at a rate of 9% per annum of the $25 liquidation preference per share. The Series B Preferred Stock has no redemption rights. However, the Series B Preferred Stock is subject to a mandatory conversion once the 20-trading day volume-weighted average closing price of our Common Stock exceeds $58,464,000 per share; once this weighted average closing price is met, each share of our Series B Preferred Stock will automatically convert into shares of our Common Stock at a conversion price equal to $40,320,000 per share. In addition, holders of our Series B Preferred Stock also have the option, at any time, to convert shares of our Series B Preferred Stock into shares of our Common Stock at a conversion price of $40,320,000 per share of Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of our assets a liquidation preference of $25.00 per share plus an amount equal to any declared and unpaid dividends. The Series B Preferred Stock has no maturity date and will remain outstanding indefinitely unless subject to a mandatory or voluntary conversion as described above. Holders of Series B Preferred Stock have no voting rights except as provided by law.

Series D Preferred Stock

Dividends on the Series D Preferred Stock cumulate from the end of the most recent dividend period for which dividends have been paid. Dividends on the Series D Preferred Stock cumulate whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by the Board of Directors or declared by us. Dividends on the Series D Preferred Stock do not bear interest. Initially, the Series D Preferred Holders were entitled to receive cumulative cash dividends at a rate of 8.75% per annum of the $25.00 liquidation preference per share. As the Company has failed to pay cash dividends on the outstanding Series D Preferred Stock, the annual dividend rate on the Series D Preferred Stock has increased to 10.75% commencing on the first day after the first missed quarterly payment, January 1, 2019. Commencing September 21, 2023, the Series D Preferred Holders became entitled to cumulative cash dividends at an annual dividend rate of 12.75% increased by 2% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 16%, including the 2% default rate. At September 21, 2024, the annual dividend rate increased by 2% of the liquidation preference per annum to 14.75%.

The Company may at its option redeem the Series D Preferred Stock for cash at a Redemption Price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the Redemption Date.

The Series D Preferred Holders have the right, at their option, to request that the Company redeem any or all of their shares of Series D Preferred Stock. Redemptions can be made at the Redemption Price payable in cash or in equal value of shares of Common Stock, or in any combination thereof, at the Company’s option.

The number of shares of Common Stock to be issued per share of Series D Preferred Stock is equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to and including the Holder Redemption Date (unless the Holder Redemption Date is after the Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend payment shall be included in this sum) by (ii) the VWAP per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the Nasdaq Capital Market.

The Series D Preferred Holders may convert shares of their Series D Preferred Stock at any time into shares of the Common Stock at a conversion price of $17,095,680 per share of Common Stock.

The Series D Preferred Stock requires the Company to maintain asset coverage of at least 200%. If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) our total assets plus accumulated depreciation and accumulated amortization minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with GAAP (exclusive of the book value of any Redeemable and Term Preferred Stock (defined below)) over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred Stock and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date”, then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

In general, Series D Preferred Holders have no voting rights. However, if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods, the number of directors on the Board of Directors will automatically be increased by two, and holders of shares of the Series D Preferred Stock and the holders of shares of Parity Preferred Stock (as defined in Series D Articles Supplementary) upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on the Board of Directors (the “Series D Preferred Directors”), until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series D Preferred Directors will be elected by a plurality of the votes cast in the election. The Board of Directors is not permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors. In addition, the Series D Preferred Holders have the right to vote on the issuance of capital stock ranking senior to the Series D Preferred Stock, and on certain amendments or alterations to, or the repeal of, the Charter, including certain changes to the terms of the Series D Preferred Stock. Any such action requires the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock issued and outstanding.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our Charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our Charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our Common Stock that are not treated as outstanding for U.S. federal income tax purposes (the “Ownership Limits”). A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code and our Charter are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock or our stock of all classes or series (or the acquisition of an interest in an entity that owns, beneficially or constructively, our stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Common Stock or our outstanding stock of all classes or series and thereby violate the applicable ownership limit.

Our Board of Directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our Board of Directors determines that:

●	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

●	subject to certain exceptions, the person does not and will not own, beneficially or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to constructively own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our Board of Directors may require (i) an opinion of counsel or an IRS ruling, in either case in form and substance satisfactory to our Board of Directors, in its sole and absolute discretion, to determine or ensure our status as a REIT and (ii) such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations described above. Our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our Board of Directors may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our Board of Directors may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our Charter further prohibits:

●	any person from beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, if the income we derive from such tenant taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

●	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for us to qualify as a REIT.

On October 3, 2023, the Board of Directors, under the terms of the Charter, created a Common Stock Excepted Holder Limit of 16% for CEOF Holdings LP (“CEOF”), a stockholder of the Company. On October 4, 2023, the Company entered into an Excepted Holder Agreement with CEOF with respect to such limit. The Common Stock Excepted Holder Limit provided that CEOF is exempted from the Charter’s common stock ownership limit of not more than 9.8% in value of the aggregate of the outstanding shares of the Company’s Common Stock and was instead subject to the percentage limit established by the Board. CEOF remained subject to the Charter’s limitation of its ownership to 9.8% of all classes of stock of the Company. The Excepted Holder Agreement and Common Stock Excepted Holder Limit automatically terminated upon reduction of CEOF’s Common Stock ownership below 9.8%.

On December 4, 2023, the Board of Directors, under the terms of Charter, created a Capital Stock Excepted Holder Limit of 55% and a Common Stock Excepted Holder Limit of 86% for each of SAI, Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P., and Stilwell Associates, L.P. (collectively, the “Investors”). Joseph Stilwell, a member of our Board of Directors, is the managing member and owner of Stilwell Value LLC, which is the general partner of each of the Investors.

On December 5, 2023, the Company entered into an Excepted Holder Agreement with the Investors with respect to such limits. The Capital Stock Excepted Holder Limit provides that the Investors are exempted from the Charter’s aggregate stock ownership limit of not more than 9.8% in value of the aggregate of the outstanding shares of all classes of the Company’s capital stock (as calculated under the definitions of “Aggregate Stock Ownership Limit” and “Beneficial Ownership” in the Charter) and are instead subject to the percentage limit established by the Board of Directors. The Common Stock Excepted Holder Limit provides that the Investors are exempted from the Charter’s common stock ownership limit of not more than 9.8% in value of the aggregate of the outstanding shares of the Company’s Common Stock (as calculated under the definitions of “Common Stock Ownership Limit” and “Beneficial Ownership” in the Charter) and is instead subject to the percentage limit established by the Board of Directors. The Capital Stock Excepted Holder Limit and Common Stock Excepted Holder Limit will automatically terminate upon reduction of the Investors’ capital stock and Common Stock ownership below 9.8%, respectively.

In consideration of the grant of these Excepted Holder Limits, the Investors concurrently entered into a letter agreement with the Company whereby each Investor agreed for one year that it would not exercise its right to convert the Notes into shares of Common Stock to the extent that such conversion would result in such Investor, whether on its own or as part of a “group” within the meaning of Section 13(d) of the Exchange Act, becoming the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing 50% or more of the total voting power of all outstanding shares of common equity of the Company that is entitled to vote generally in the election of directors. On December 5, 2024, the term of this letter agreement was extended by one year.

Following the transfer of Common Stock to the Investors in consideration of the February 2024 Redemptions made by the Investors, the Investors would have beneficially owned or constructively owned an amount of capital stock in excess of the Prior Excepted Holder Limits. On February 5, 2024, the Board of Directors agreed to increase the prior Excepted Holder Limits to permit this additional ownership and, accordingly, the Company entered into an amendment to the Excepted Holder Agreement with the Investors under which the Company increased the Capital Stock Excepted Holder Limit granted to Investors under the Excepted Holder Agreement to 60% and the Common Stock Excepted Holder Limit to 90%.

On April 26, 2024, the Board of Directors, under the terms of the Charter, created an aggregate stock ownership limit of 14% for Howard Amster, a stockholder of the Company, and entities through which he holds such stock. On May 3, 2024, the Company entered into an Excepted Holder Agreement with Mr. Amster with respect to such limit. The Capital Stock Excepted Holder Limit provides that Mr. Amster is exempted from the Charter’s ownership limit of not more than 9.8% in value of the aggregate of all classes of stock of the Company and is instead subject to the percentage limit established by the Board. Mr. Amster remains subject to the Charter’s limitation of his ownership to 9.8% of all outstanding Common Stock of the Company. The Excepted Holder Agreement and Capital Stock Excepted Holder Limit will automatically terminate upon reduction of Mr. Amster’s ownership of all classes of stock of the Company below 9.8% in value in the aggregate.

Pursuant to our Charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our Board of Directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on the Nasdaq Capital Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares, without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

●	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

●	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board of Directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our Charter, our Board of Directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our Common Stock that our stockholders believe to be in their best interest.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

●	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our Board of Directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

CONTROL SHARE ACQUISITIONS

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our Board of Directors will not amend or eliminate this provision at any time in the future.

SUBTITLE 8 OF TITLE 3 OF THE MGCL

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

●	a prohibition against stockholders calling a special meeting of stockholders unless they are entitled to cast at least a majority of all votes entitled to be cast at that meeting.

Our Charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our Charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our Charter and bylaws and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our Board of Directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

PLAN OF DISTRIBUTION

This Prospectus relates to the issuance by us from time to time of up to 100,043,323 Common Stock issuable upon the Redemption and Conversion of the Series D Preferred Stock. No broker, dealer or underwriter has been engaged in connection with soliciting the Redemption or Conversion, and no commission or other compensation will be paid to any such person in connection with the Redemption or Conversion. Redemption and Conversion will be effected in accordance with the Series D Articles Supplementary, as follows:

●	Stockholders seeking redemption of their Series D Preferred Stock are required to complete the Holder Redemption Notice and the Stock Ownership Statement (copies of each form are available on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption) and send the two forms to the Company via email at investorrelations@whlr.us or via regular or overnight mail to the Agent. Each Series D Preferred Holder must also arrange for its broker to submit instructions for each Redemption to the DTC via its PTOP system (DTC’s platform).

The Holder Redemption Notice and the Stock Ownership Statement should be sent to the following physical addresses or the email address for the Company listed below:

Regular Mail Delivery:	OR	Overnight Mail Delivery:	OR	Email:
Computershare Attn: Corp Action Voluntary PO Box 43011 Providence, RI 02940-3011		Computershare Attn: Corp Action Voluntary 150 Royall Street Suite V Canton, MA 02021		Wheeler Real Estate Investment Trust, Inc. Attention: Investor Relations investorrelations@whlr.us

●	Conversion of the Series D Preferred Stock may be effected at the option of a Series D Preferred Holder by delivering shares of the Series D Preferred Stock, together with written notice of conversion and other required documentation, to the Agent. Each conversion will be deemed to have been effected on the date immediately following the next Dividend Record Date after which written notice of conversion and other required documentation will have been surrendered and notice will have been received by the Company.

We will pay all customary fees and expenses of the Agent related to the Redemption and Conversion. We estimate that our total expenses in connection with the Redemption and Conversion will be approximately $285,000.

The foregoing summary of the Redemption and Conversion terms of the Series D Articles Supplementary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Series D Articles Supplementary, a copy of which is attached as Exhibit 3.2 to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences related to (i) the Redemption or Conversion of Series D Preferred Stock for Common Stock and (ii) the ownership and disposition of Common Stock acquired pursuant to a Redemption or Conversion of Series D Preferred Stock. This discussion applies only to holders that hold Series D Preferred Stock or Common Stock, as applicable, as capital assets for U.S. federal income tax purposes. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to the “Company,” “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise required by the context. However, our subsidiary, Cedar, like the Company, has also elected to be taxed as a REIT. To the extent that the discussion below relates to the tax requirements for, and consequences of, qualifying as a REIT, it also applies to Cedar’s election to be taxed as a REIT.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the tax consequences to accrual-method taxpayers who are required under Section 451(b) of Code to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	banks, financial institutions or financial services entities;

●	subchapter S corporations;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies and other REITs;

●	U.S. expatriates or former long-term residents of the United States;

●	insurance companies;

●	broker-dealers;

●	taxpayers subject to mark-to-market tax accounting rules;

●	tax-exempt organizations, except to the extent discussed below under “—Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock—U.S. Federal Income Tax Considerations to Tax-Exempt Holders of the Ownership and Disposition of our Common Stock”;

●	passive foreign investment companies or controlled foreign corporations;

●	persons who are not citizens or residents of the United States (except to the limited extent discussed below);

●	persons holding our securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	investors that have a principal place of business or “tax home” outside the United States;

●	investors whose functional currency is not the United States dollar; and

●	persons who receive our securities through the exercise of employee stock options or otherwise as compensation.

This discussion also does not generally consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our Series D Preferred Stock or Common Stock through such entities or arrangements. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Series D Preferred Stock or Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our Series D Preferred Stock or Common Stock, we urge you to consult your tax advisor.

When we use the term “U.S. Holder,” we mean a beneficial owner of shares of our Series D Preferred Stock or Common Stock, as applicable who, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (other than a trust treated as owned by its grantor under the provisions of subchapter J of the Code) if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

When we use the term “Non-U.S. Holder,” we mean a beneficial owner of shares of our Series D Preferred Stock or Common Stock, as applicable, who, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date of this Prospectus, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of redeeming or converting Series D Preferred Stock for Common Stock, and owning and disposing of the Common Stock acquired pursuant to a Redemption or Conversion of Series D Preferred Stock, and of both our election and Cedar’s election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

General

The Company and Cedar have each elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with their taxable years ended December 31, 2012 and December 31, 2017, respectively. We believe that both the Company and Cedar have been organized and have been operated in a manner that has allowed each of them to qualify for taxation as a REIT under the Code commencing with taxable years ended December 31, 2012 and December 31, 2017, respectively, and each of the Company and Cedar intends to conduct operations as to qualify as a REIT in the future.

Provided that the Company continues to qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C corporation.” A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

●	First, we will be required to pay tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

●	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test described under “Taxation of Our Company —Income Tests”, this tax is not applicable.

●	Third, if we fail to satisfy the 75% gross income test or the 95% gross income test, each as described under “Taxation of Our Company —Income Tests” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

●	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

●	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% value test, or the 10% vote test), as described under “Taxation of Our Company—Asset Tests”, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

●	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

●	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

●	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

●	Ninth, any subsidiaries that are C corporations, including our Taxable REIT Subsidiaries (“TRSs”), such as Wheeler Real Estate LLC (“Wheeler Real Estate”) and Wheeler Interests LLC (“Wheeler Interests”), generally will be required to pay U.S. federal corporate income tax on their earnings.

●	Tenth, we will incur a 100% excise tax on certain transactions with a TRS that are not conducted on an arm’s-length basis and we will incur such 100% excise tax if it is determined we have been undercharged for certain services provided by a TRS.

●	Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our Common Stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3.	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5.	that is beneficially owned by 100 or more persons;

6.	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including certain specified entities, at any time during the last half of each taxable year;

7.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

8.	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous year, which election has not been revoked or terminated and satisfied all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as a part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

The Company believes that it has been organized, has operated and has issued sufficient shares of Common Stock and preferred stock with sufficient diversity of ownership to allow the Company to satisfy conditions (1) through (8), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this Prospectus under the heading “Restrictions on Ownership and Transfer”. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “Taxation of Our Company — Failure to Qualify”.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have used and intend to continue to use a calendar taxable year.

The Inflation Reduction Act, which was signed into law by President Biden on August 16, 2022, imposes a nondeductible one percent excise tax (the “Excise Tax”) on certain stock repurchases by domestic public-traded companies taking place after December 31, 2022.  Notably, the Excise Tax does not apply to stock repurchases made by REITs.  So long as we maintain our qualification as a REIT, the Excise Tax should not apply to any repurchases of our common stock or preferred stock that occur on or after January 1, 2023.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% value test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “Taxation of Our Company — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies”.

We control our Operating Partnership and its subsidiary partnerships and subsidiary limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described under “—Taxation of Our Company—Asset Tests”.

Ownership of Interests in TRSs. We have three TRSs: Wheeler Real Estate, Wheeler Interests and Wheeler Development. Additionally, Cedar has two TRSs: Gold Star Realty, Inc., and CIF Loyal Plaza Associates Corp. Wheeler Real Estate is a real estate leasing, management and administration firm. Wheeler Interests is an acquisition and asset management firm. Wheeler Development is a development company that specializes in ground-up development, redevelopment of mature centers, phase two developments for existing centers and build-to-suit projects for selecting tenants. We may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT or qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities as more fully described under “—Taxation of Our Company—Income Tests”, a TRS may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. A TRS is subject to U.S. federal, state and local income tax as a regular C corporation. In addition, a TRS’s deductions may be disallowed for business interest expense (even if paid to third parties) in excess of the sum of the TRS’s business interest income and 30% of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses or the pass-through income deduction (and for taxable years before 2022, excludes depreciation and amortization). A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% value test, or the 10% vote test as described below under “—Taxation of Our Company—Asset Tests”. Overall, no more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. Further, a 100% excise tax may apply to transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Ownership of Subsidiary REITs. We own 100% of the common stock of Cedar, a subsidiary REIT. Cedar is treated as a separate entity for U.S. federal income tax purposes. We are not treated as owning the assets of Cedar or recognizing the income of Cedar. Rather, Cedar is generally subject to U.S. federal income tax in the same manner as us and will be subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to us.

The stock of Cedar, our subsidiary REIT, is a qualifying asset to us for the purpose of the 75% asset test so long as Cedar continues to qualify as a REIT for U.S. federal income tax purposes. See “—Taxation of Our Company—Asset Tests.” Dividends received by us from Cedar are qualifying income to us for purposes of both the 75% and 95% gross income tests described below under “—Taxation of Our Company—Income Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the net income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the 1934 Act) is treated as a “real estate asset” for the asset tests described below, the interest income and gain from the sale of such a debt instrument is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

●	The amount of rent is not based in any way on the net income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of gross receipts or sales. Although some of our leases provide for payment of rent based in part on a fixed percentage of gross receipts, none of our leases provide for rent that is based on the net income or profits of any person.

●	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility or qualified health care property and such property is operated on behalf of the TRS by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease.

Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.

●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property,” nor will such personal property qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary.

●	For any obligation held by us that is secured by a mortgage on both real and personal property, the fair market value of personal property securing such obligation is not greater than 15% of the total fair market value of all property securing such obligation. If this condition is not met, then the portion of the rent attributable to personal property may not qualify as “rents from real property” and such obligation will not qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent we hold an obligation for which the security consists of personal property the fair market value of which exceeds 15% of the total fair market value of all property securing such obligation, we may transfer such obligation to a taxable REIT subsidiary.

●	We generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. We may own up to 100% of the stock of a TRS that may provide customary and noncustomary services directly to our tenants without tainting our rental income from the leased property. Any amounts we receive from a TRS with respect to the TRS’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. We need not provide services through an independent contractor or a TRS, but may instead provide the services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of services not described in prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We generally do not intend, and as a general partner of our Operating Partnership and as controlling shareholder of Cedar, do not intend to permit our Operating Partnership or Cedar, as the case may be, to take actions we believe will cause us to fail to satisfy the rental conditions described above.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily (1) to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) to manage risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, or (3) to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Any dividends received from a REIT, including dividends derived by the Company from Cedar if Cedar qualifies as a REIT, will be qualifying income in the Company’s hands for purposes of both the 95% and 75% income tests.

To the extent our TRSs pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

●	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations; and

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

If Cedar were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Cedar would be similarly entitled to these relief provisions.

It is not possible, however, to predict whether in all circumstances we would be entitled to the benefit of these relief provisions, or if Cedar would be entitled to the benefit of these relief provisions if it failed to satisfy one of the gross income tests. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed in “—Taxation of Our Company—General”, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. A similar tax would be imposed on Cedar’s nonqualifying income if the relief provisions apply to Cedar. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income and Cedar’s income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income will be disregarded for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax also would apply to Cedar if it were deemed to have income from a prohibited transaction.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. Our investment in Cedar is a qualifying asset because Cedar qualifies as a REIT. Cedar therefore must separately satisfy these same tests to continue to qualify as a REIT.

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property, interests in mortgages on real property, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as discussed above), debt instruments issued by “publicly offered REITs,” and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, not more than 25% of the value of our total assets may include certain debt issued by publicly traded REITs.

Fourth, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”), we may not own more than 10%, by value, of any one issuer’s outstanding securities (the “10% value test”) and we may not own more than 10% of the voting power of any one issuer (the “10% vote test”). Although the Company owns 100% of the common stock of Cedar, the Company’s ownership of Cedar is not subject to the 5% asset test, 10% value test, and 10% vote test so long as Cedar continues to qualify as a REIT for U.S. federal income tax purposes. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, “straight debt,” securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and securities issued by certain governments and government instrumentalities. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company taxable as a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, not more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs. Our Operating Partnership currently owns three TRSs, and we may acquire securities in other TRSs in the future. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% value test, or the 10% vote test with respect to our ownership of their securities. We intend that the aggregate value of our TRSs will not exceed 20% of the aggregate value of our gross assets.

The Company believes that its assets have allowed the Company to comply with the foregoing asset tests and intends to monitor compliance on an ongoing basis. Similarly, the Company believes that Cedar’s assets have allowed Cedar to comply with the asset tests such that it continues to qualify as a REIT and an asset that is permissible for us to hold under the asset tests. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets or Cedar’s assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not disagree with the Company’s determinations of value. If the IRS were to disagree with our determination of the value of certain of our assets, we could fail one or more of the foregoing asset tests, which could cause us to fail to qualify as a REIT unless we satisfied one of the cure provisions described below. Furthermore, if Cedar were to fail to qualify as a REIT for U.S. federal income tax purposes, the Company’s ownership of Cedar may fail one or more of the 5% asset test, 10% value test and 10% vote test causing the Company to cease to qualify as a REIT unless we satisfied one of the cure provisions described below or, if Cedar’s failure to qualify as a REIT were due to its failure to satisfy one or more of such tests, if Cedar satisfied one of the cure provisions described below.

If we fail to satisfy an asset test because we acquire nonqualifying securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company believes that it has maintained and intends to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If the Company fails to cure any noncompliance with the asset tests within the 30-day cure period, the Company would cease to qualify as a REIT unless the Company is eligible for certain relief provisions discussed below. Furthermore, if Cedar were to fail to qualify as a REIT for U.S. federal income tax purposes, the Company’s ownership of Cedar may fail one or more of the 5% asset test, 10% value test, and 10% vote test causing the Company to cease to qualify as a REIT unless we satisfied one of the cure provisions described below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. The same relief provisions are available to Cedar if we discover that Cedar failed to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% asset test, the 10% value test, and the 10% vote test if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% asset test, the 10% value test, and the 10% vote test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although the Company believes it has satisfied the asset tests described above and plans to take steps to ensure that it satisfies such tests at the close of each calendar quarter, there can be no assurance that the Company will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer (including in the Company’s TRSs) or in the Company’s interest in Cedar. If the Company fails to cure any noncompliance with the asset tests in a timely manner, or if Cedar fails to cure any noncompliance with the asset tests, and the relief provisions described above are not available, the Company would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% of our “REIT taxable income”; and

●	90% of our after-tax net income, if any, from foreclosure property; minus

●	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

A special rule provides that for a distribution to be taken into account for purposes of the distribution requirement, the amount distributed must not have been preferential—i.e., every stockholder of the class of stock to which a distribution is made must have been treated the same as every other stockholder of that class, and no class of stock may have been treated other than according to its dividend rights as a class. This preferential dividend rule, however, does not apply to “publicly offered REITs.” Accordingly, so long as we qualify as a “publicly offered REIT,” this preferential dividend rule will not apply to us.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90% but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited partnership agreement of our Operating Partnership, or the Partnership Agreement, authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

The annual distribution requirements discussed above also apply to Cedar. We believe that Cedar has made and will continue to make timely distributions sufficient to similarly satisfy these annual distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. Cedar may similarly rectify an inadvertent failure to meet the distribution requirement for any year.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. The same excise tax applies to any failure by Cedar to make its similarly required distributions.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments, other than our interests in Cedar, will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies that we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities that are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary, if permitted under the circumstances.

We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements.. See “Taxation of Our Company—Asset Tests”.

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. Presently, the Company is the only general and limited partner of our Operating Partnership. Accordingly, our Operating Partnership should be treated for federal income tax purposes as disregarded as being separate from the Company. However, an entity that would otherwise be classified as a partnership or disregarded entity for U.S. federal income tax purposes may nonetheless be taxable as a corporation if, for example, it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act of 1933, as amended (“Securities Act”), and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership currently has no other partners other than the Company and should be treated as a disregarded entity for U.S. federal income tax purposes. If, however, our Operating Partnership in the future has additional limited partners, it may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If in the future our Operating Partnership ceases to be a disregarded entity and does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We are presently the sole general and limited partner of the Operating Partnership and do not intend to engage in any trading of interests in our Operating Partnership. If we were to cease being the only partner of the Operating Partnership, we, nevertheless, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Taxation of Our Company—Income Tests”. This, in turn, could prevent us from qualifying as a REIT. See “—Taxation of Our Company—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. In the future, it is possible that certain limited partners of our Operating Partnership will have the opportunity to guarantee debt of our Operating Partnership, either directly or indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. All the allocations of taxable income and loss of our subsidiary partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership in the future may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for U.S. federal income tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of our Company—General—Requirements for Qualification as a REIT” and “—Taxation of our Company—Annual Distribution Requirements”.

Partnership Audit Rules. In certain situations, a partnership itself must pay any “imputed underpayments,” consisting of delinquent taxes, interest and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them.

U.S. Federal Income Tax Considerations of Redemption or Conversion of Series D Preferred Stock for Common Stock

The holders of our Series D Preferred Stock may convert their shares of Series D Preferred Stock at any time into shares of Common Stock at a conversion price of $17,095,680 per share of Common Stock. In addition, since September 21, 2023, the Series D Preferred Holders may, instead, cause the Company to redeem any or all of their shares of Series D Preferred Stock at a redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends, if any, through and including the redemption date. The redemption price is payable, at our election, in cash, in Common Stock, or partly in Common Stock and partly in cash.

A Conversion of Series D Preferred Stock into Common Stock or a Redemption of Series D Preferred Stock solely in exchange for Common Stock (in each case whether or not an isolated transaction) is treated as a recapitalization, and therefore as a corporate reorganization, under Section 368(a)(1)(E) of the Code. Stockholders generally will not recognize gain or loss upon the Redemption or Conversion of Series D Preferred Stock entirely in exchange for our Common Stock. However, the lesser of (1) the amount by which the fair market value of the Common Stock received in the Redemption or Conversion (determined immediately following the Redemption or Conversion) exceeds the issue price of the Series D Preferred Stock, or (2) the amount of accumulated and unpaid dividends, will be treated as a deemed distribution of property made by the Company. See “—U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of our Common Stock —Distributions Generally” and “U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock—Distributions Generally”.

If a stockholder’s Series D Preferred Stock is redeemed and we elect to pay the redemption price partly in Common Stock and partly in cash, that stockholder will realize gain or loss on the difference between (i) the sum of the cash and the fair market value of our Common Stock received and (ii) the stockholder’s adjusted tax basis in the Series D Preferred Stock redeemed. Stockholders will not recognize any loss realized on the Redemption. If a stockholder realizes gain on a Redemption, the stockholder will be required to recognize that gain in an amount equal to the lesser of (a) the gain realized and (b) the amount of cash received, excluding cash attributable to a fractional share. Cash received in lieu of fractional shares will be treated as described in the next paragraph. Additionally, as discussed in the previous paragraph, the lesser of (1) the amount by which the fair market value of the Common Stock received in the Redemption (determined immediately following the Redemption or Conversion) exceeds the issue price of the Series D Preferred Stock redeemed, or (2) the amount of accumulated and unpaid dividends, will be treated as a deemed distribution of property made by the Company.

A stockholder’s aggregate tax basis in our Common Stock received in a conversion or redemption of Series D Preferred Stock generally will equal the stockholder’s adjusted tax basis in the converted or redeemed Series D Preferred Stock, increased by the amount of any income or gain recognized on the Redemption, and reduced, but not below zero, by the portion of adjusted tax basis allocated to any fractional share exchanged for cash. Cash received upon Redemption or Conversion in lieu of a fractional share generally will be treated as a payment made in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. Any gain or loss recognized will generally be long-term capital gain or loss to a U.S. Holder if the U.S. Holder has held the Series D Preferred Stock for more than one year at the time of Redemption or Conversion. If any portion of a Redemption or Conversion of Series D Preferred Stock is treated as a deemed distribution of property from the Company, then the rules applicable to distributions of property from the Company apply to in determining the stockholder’s basis and holding period in the Common Stock received. See “—U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of our Common Stock —Distributions Generally” and “—U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock—Distributions Generally”. When a stockholder converts or redeems blocs of Series D Preferred Stock acquired at different times or where any portion of a Redemption or Conversion is treated as a deemed distribution of property from the Company, the stockholder’s basis and holding period in Common Stock received in the Redemption or Conversion will depend on the stockholder’s particular situation, and the stockholder should consult its own tax advisors regarding the basis and holding period of the Common Stock.

The application of the U.S. federal income tax laws to a Redemption or Conversion of Series D Preferred Stock is highly complex and, in certain cases, unsettled. Stockholders are urged to consult with their own tax advisors regarding the U.S. federal income tax consequences of any Redemption or Conversion of Series D Preferred Stock for Common Stock, or any subsequent transaction by which such holder exchanges the Common Stock received on a Redemption or Conversion of Series D Preferred Stock for cash or other property.

Federal Income Tax Considerations of the Ownership and Disposition of our Common Stock

U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of our Common Stock

Distributions Generally.

Distributions of cash or other property (excluding, in most cases, distributions of our own stock) out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. Holders as ordinary income when actually or constructively received. See “—Tax Rates” below. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our Common Stock dividends. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. Holders, including individuals. If a stockholder receives a distribution of property other than cash from the Company, the stockholder’s initial federal income tax basis in that property generally will equal the property’s fair market value on the date of the distribution and the stockholder’s holding period will begin on the day after the distribution.

To the extent that we make distributions of cash or other property on our Common Stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. Holder. This treatment will reduce the U.S. Holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to stockholders of record as of a specified date in any of these months, and that are actually paid in January of the following year, will be treated as both paid by us and received by the stockholder on December 31 of the first year. U.S. Holders may not include in their own income tax returns any of our net operating losses or capital losses. Certain stock dividends, including dividends partially paid in our stock and partially paid in cash and any distributions of our common stock treated as a distribution of property as discussed above in “U.S. Federal Income Tax Considerations of Redemption or Conversion of Series D Preferred Stock for Common Stock,” will be treated the same as if paid in cash or other property.

Capital Gain Dividends.

Dividends that we properly designate as capital gain dividends will be taxable to our U.S. Holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. Holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. Holder generally would:

●	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

●	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s income as long-term capital gain;

●	receive a credit or refund for the amount of tax deemed paid by it;

●	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

●	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our shares will not be treated as passive activity income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of our Common Stock.

If a U.S. Holder sells or disposes of shares of our Common Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such Common Stock for more than one year. However, if a U.S. Holder recognizes a loss upon the sale or other disposition of Common Stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates.

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets that produced these gains and on designations that we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” For taxable years beginning prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us (but not for purposes of the 3.8% Medicare tax described below), subject to certain complex limitations. The BBB Act currently pending in the United States Congress, would increase the deduction amount to 23% for taxable years beginning after December 31, 2025.

Medicare Tax on Unearned Income.

Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of our Common Stock. U.S. Holders should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of our Common Stock.

U.S. Federal Income Tax Considerations to Tax-Exempt Holders of the Ownership and Disposition of our Common Stock

U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject, however, to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, and provided that (1) an exempt employee pension trust has not held our common stock as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the exempt employee pension trust) and (2) we do not, directly or through a partnership, hold REMIC residual interests or interests in a taxable mortgage pool that give rise to “excess inclusion income,” dividend income from us and gain arising upon a sale of our Common Stock generally should not be UBTI, to an exempt employee pension trust, except as described below.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our Common Stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements. Additionally, the BBB Act proposes a tax ranging from 1.4% to 21% on the net investment income of certain large university endowments, which would include income from an investment in our Common Stock.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of our stock. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of our Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our Common Stock by Non-U.S. Holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances. We urge Non-U.S. Holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our Common Stock, including any reporting requirements.

Distributions Generally.

Distributions of cash or other property (including certain stock dividends) that are neither attributable to gains from sales or exchanges by us of “United States real property interests” (as defined below) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a Non-U.S. Holder to be exempt from withholding under the effectively connected income exemption or to claim a lower withholding tax rate under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to U.S. federal income tax. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a Non-U.S. Holder unless:

1.	a lower treaty rate applies and the Non-U.S. Holder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

2.	the Non-U.S. Holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the Non-U.S. Holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s Common Stock, but rather will reduce the adjusted basis of such stock, but not below zero. To the extent that such distributions exceed the Non-U.S. Holder’s adjusted basis in such Common Stock, they will give rise to gain from the sale or exchange of such Common Stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests.

Distributions to a Non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

1.	the investment in our stock is treated as effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

2.	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to FIRPTA, distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the Non-U.S. Holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. Holders would generally be taxed at the same rates applicable to U.S. Holders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 21% of any distribution to Non-U.S. Holders that is designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% withholding tax described above, if the Non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. We believe our Common Stock is “regularly traded” on an established securities market in the United States. In addition, any distribution to a Non-U.S. Holder that is a “qualified shareholder” or “qualified foreign pension fund” that holds REIT stock directly or indirectly (through one or more partnerships), as discussed below, is not subject to FIRPTA. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (2) is a “qualified collective investment vehicle” (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above. A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a USRPHC, if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified foreign pension fund” includes any trust, corporation, or other organization or arrangement: (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, contributions to such trust, corporation, organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from gross income of such entity or taxed at a reduced rate, or taxation of any investment income of such trust, corporation, organization, or arrangement is deferred or such income is taxed at a reduced rate.

Retention of Net Capital Gains.

Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to Non-U.S. Holders in the same manner as actual distributions of capital gain dividends. Under that approach, the Non-U.S. Holders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a Non-U.S. Holder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Common Stock.

Gain recognized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of our Common Stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a USRPHC will constitute a USRPI. We expect that we will continue to be a USRPHC. Our Common Stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our Common Stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Holder if either (a) the investment in our Common Stock is treated as effectively connected with the Non-U.S. Holder’s U.S. trade or business or (b) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Common Stock (subject to the 10% exception applicable to “regularly traded” stock and exceptions for “qualified shareholders” and “qualified foreign pension funds” described herein), a Non-U.S. Holder may be treated as having gain from the sale or other taxable disposition of a USRPI if (1) the Non-U.S. Holder disposes of the Common Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a Non-U.S. Holder sells our Common Stock, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:

●	our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq; and

●	such Non-U.S. Holder owned, actually and constructively, 10% or less of our Common Stock throughout the five-year period ending on the date of the sale or exchange.

In addition, a sale of our stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. As with distributions, however, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our stock.

If gain on the sale, exchange or other taxable disposition of our Common Stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our Common Stock were subject to taxation under FIRPTA, and if shares of our Common Stock were not “regularly traded” on an established securities market, the purchaser of our Common Stock would generally be required to withhold and remit to the IRS 15% of the purchase price. If amounts so withheld on a sale, exchange, or other taxable disposition of our Common Stock exceeds the Non-U.S. Holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is provided to the IRS on a timely basis. However, amounts withheld on any sale, exchange, or other taxable disposition of stock may not satisfy a Non-U.S. Holder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability. As noted above, we believe our Common Stock is “regularly traded” on an established securities market.

Proposed Tax Increases on Non-U.S. Holders From Countries with Unfair Foreign Taxes

The BBB Act contains a proposal to increase the percentage tax rate on certain taxes, including withholding taxes, that apply to Non-U.S. Holders who are treated as tax residents of foreign jurisdictions with an “unfair foreign tax.” The percentage increases range from 5% to 20% in excess of the otherwise applicable statutory rate. If Congress passes, and President Trump signs, the BBB Act, the percentage increases will begin to take effect in 2026 or the year that is 180 days after the enactment of an “unfair foreign tax.” For purposes of the proposed increases, an “unfair foreign tax” includes: an undertaxed profits rule, digital services tax, diverted profits tax, “extraterritorial tax,” or “discriminatory tax.” As proposed, an “extraterritorial tax” includes a tax imposed on a corporation determined by reference to the income or profits of a person having an indirect ownership interest in the corporation. A “discriminatory tax,” with a number of exceptions, is any tax imposed by a foreign jurisdiction (i) that applies more than incidentally to income from sources that under U.S. tax principles would not be treated as effectively connected with a trade or business in that foreign country, (ii) on a base other than net income without deduction for costs and expenses, (iii) that either by its terms or in practice is predominantly applicable only to individuals and entities that would not be considered tax residents of that foreign jurisdiction under U.S. tax principles, (iv) that is not treated as an income tax under the laws of the foreign jurisdiction or U.S. tax principles, or (v) is outside the scope of any treaty provisions in force between that foreign jurisdiction and the U.S. that are designed to prevent double-taxation. If the BBB Act is enacted in a manner substantially similar to its present form, Non-U.S. Holders could potentially be subject to additional taxes on income derived from our Common Stock.

Information Reporting and Backup Withholding

Dividends on our Common Stock, amounts treated as dividends with respect to a Redemption or Conversion of Series D Preferred Stock for Common Stock, and amounts treated as proceeds from the sale, exchange or redemption of Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including amounts treated as dividends with respect to the exchange of Series D Preferred Stock for Common Stock pursuant to a Redemption or Conversion) and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, interest, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective investors are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our Common Stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT, the tax consequences of a Redemption or Conversion of Series D Preferred Stock for Common Stock, and the tax consequences of an investment in Common Stock generally.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF A REDEMPTION OR CONVERSION OF SERIES D PREFERRED STOCK FOR COMMON STOCK, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

LEGAL MATTERS

The validity of the Common Stock will be passed upon for us by Gordon Feinblatt LLC. Certain tax matters will be passed upon for us by Williams Mullen P.C.

EXPERTS

The historical consolidated financial statements of our Company as of December 31, 2024 and 2023 and for each of the two years in the two-year period ended December 31, 2024 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts on auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our Prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our Prospectus. To receive a free copy of any of the documents incorporated by reference in our Prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Wheeler Real Estate Investment Trust, Inc.
2529 Virginia Beach Blvd.
Virginia Beach, Virginia 23452
(757) 627-9088

Our website at www.whlr.us contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this Prospectus, the accompanying prospectus or any supplement thereto.

We have filed with the SEC a Registration Statement on Form S-11 with respect to the shares of our Common Stock covered by this Prospectus, of which this Prospectus is a part under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the content of any contract or other document incorporated by reference in the Registration Statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in the Registration Statement. For further information regarding our Company and the Common Stock covered by this Prospectus, reference is made by this Prospectus to the Registration Statement and the schedules and exhibits incorporated therein by reference.

The Registration Statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this Prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for information incorporated by reference that is superseded by information contained in this Prospectus. You can access documents that are incorporated by reference into this Prospectus at the website we maintain at http://www.whlr.us. There is additional information about us and our affiliates at our website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that website are not incorporated by reference in or otherwise a part of this Prospectus.

The following documents previously filed with the SEC are incorporated by reference into this Prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

●	Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 6, 2025;

●	Current Reports on Form 8-K filed with the SEC on January 7, 2025; January 21, 2025; January 22, 2025; February 6, 2025; March 6, 2025; March 7, 2025; March 21, 2025; March 24, 2025; April 8, 2025; April 15, 2025; April 29, 2025; May 6, 2025; May 21, 2025; May 22, 2025; and June 6, 2025.

●	The description of Common Stock contained in Form 8-A, filed with the SEC on October 23, 2012, as amended on October 24, 2012; and

●	The description of Series D Preferred Stock contained in Form 8-A, filed with the SEC on September 19, 2016.

We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the information that we have incorporated by reference into this Prospectus but not delivered with this Prospectus, free of charge. To receive a copy of any of the documents incorporated by reference in this Prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Wheeler Real Estate Investment Trust, Inc.
2529 Virginia Beach Blvd.
Virginia Beach, Virginia 23452
(757) 627-9088

The information relating to us contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference. In addition, such reports and documents may be found on our website at www.whlr.us.

Wheeler Real Estate Investment Trust, Inc.

100,043,323 Shares

Common Stock

PROSPECTUS
         , 2025

PART II

Information Not Required In Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of Common Stock described in this Registration Statement. All expenses incurred with respect to the registration of the Common Stock will be borne by us. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$66,796.76
Legal Fees and Expenses	$165,000
Accounting Fees and Expenses	$16,000
Miscellaneous Expenses	$35,000

Total Expenses	$282,796.76

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

On October 8, 2024, the Company agreed to issue 314 shares of the Common Stock to an unaffiliated holder of the Company’s securities in exchange for 22,000 shares of the Series D Preferred Stock and 22,000 shares of the Series B Preferred Stock (the “October Exchange”).

On January 7, 2025, the Company agreed to issue 57 shares of the Common Stock to one unaffiliated holder of the Company’s securities in exchange for 1,000 shares of the Series D Preferred Stock and 1,000 shares of Series B Preferred Stock (the “January 7 Exchange”).

On January 16, 2025, the Company agreed to issue an aggregate amount of 7,651 shares of the Common Stock to six unaffiliated holders of the Company’s securities in separate exchanges for an aggregate amount of 82,400 shares of the Series D Preferred Stock and 82,400 shares of the Series B Preferred Stock (collectively, the “January 16 Exchanges”).

On March 4, 2025, the Company agreed to issue an aggregate amount of 23,474 shares of the Common Stock to two unaffiliated holders of the Company’s securities in separate exchanges for an aggregate amount of 54,774 shares of the Series D Preferred Stock and 54,774 shares of the Series B Preferred Stock (collectively, the “March Exchanges”).

On April 10, 2025, the Company agreed to issue an aggregate amount of 205,400 shares of the Common Stock to two unaffiliated holders of the Company’s securities in separate exchanges for an aggregate amount of 102,700 shares of the Series D Preferred Stock and 102,700 shares of the Series B Preferred Stock (collectively, the “April 10 Exchanges”).

On April 25, 2025, the Company agreed to issue an aggregate amount of 85,714 shares of the Common Stock to two unaffiliated holders of the Company’s securities in separate exchanges for an aggregate amount of 20,000 shares of the Series D Preferred Stock and 20,000 shares of the Series B Preferred Stock (collectively, the “April 25 Exchanges”, and together with the April 10 Exchanges, the March Exchanges, the January 16 Exchanges, the January 7 Exchange and the October Exchange, the “Exchanges”).

The settlement of each Exchange occurred on or before the next business day after such Exchange. In each of these Exchanges, the Company did not receive any cash proceeds and the shares of the Series D Preferred Stock and the Series B Preferred Stock exchanged have been retired and cancelled.

The Company issued the Common Stock under the Exchanges in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act on the basis that each issuance of Common Stock constituted an exchange with an existing holder of the Company’s securities, and no commission or other remuneration was paid or given directly or indirectly for soliciting such transaction.

In 2024, the Company issued an aggregate of 124 shares of Common Stock to satisfy conversion requests by certain Note holders (the “Note Conversions”). The Company issued the Common Stock in the Note Conversions in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act on the basis that each issuance of Common Stock to the Note holders constituted an exchange with an existing holder of the Company’s securities, and no commission or other remuneration was paid or given directly or indirectly for soliciting such transaction. The Company did not receive any cash proceeds as a result of any Note Conversion, and the Notes that were converted have been retired and cancelled.

All of the foregoing issuances of Common Stock were made to accredited investors.

Item 34. Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services (in which case liability is limited to the value of the benefit or profit actually received) or (b) active and deliberate dishonesty established by a judgment or final adjudication as being material to the cause of action. The charter of the Company expressly limits the personal liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

The charter of the Company provides that it has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers, whether serving us or any other entity at our request, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Company has exercised this power by adopting a bylaw that requires the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers as provided above.

Notwithstanding the Company’s charter and bylaws, the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the Company. The effect of these insurance policies is to indemnify any directors or officers of the Company against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. The financial statements set forth in the documents that are incorporated by reference as part of the Prospectus included in this Registration Statement are set forth in the section of the Prospectus entitled “Incorporation by Reference.”

(b) Exhibits. The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index below.

Item 37. Undertakings.

(i) The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger, dated as of March 2, 2022, by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc., and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 8-K, filed on March 7, 2022).
2.2	First Amendment to Merger Agreement, dated as of April 19, 2022, by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc., and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 10-Q, filed on May 11, 2022).
2.3	Second Amendment to Merger Agreement, entered into as of August 9, 2022 by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc. and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 8-K, filed on August 25, 2022).
3.1	Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 5, 2016 (Filed as exhibit to Form 8-K, filed on August 8, 2016).
3.2	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 16, 2016 (Filed as exhibit to Form 8-K, filed on September 20, 2016).
3.3	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 15, 2016 (Filed as an exhibit to Form 10-K, filed on March 4, 2025).
3.4	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on November 21, 2016 (Filed as an exhibit to Form 10-K, filed on March 4, 2025).
3.5	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on December 1, 2016 (Filed as exhibit to Form 8-K, filed on December 5, 2016).
3.6	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
3.7	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
3.8	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 29, 2016 (Filed as exhibit to Form 8-K, filed on May 29, 2020).
3.9	Certificate of Correction of Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 3, 2018 (Filed as exhibit to Form 8-K, filed on May 4, 2018).
3.10	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on July 8, 2021 (Filed as an exhibit to Form 8-K, filed on July 8, 2021).
3.11	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 5, 2021 (Filed as an exhibit to Form 8-K, filed on November 5, 2021).
3.12	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 29, 2021 (Filed as an exhibit to Form 8-K, filed on November 29, 2021).
3.13	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 16, 2023 (Filed as an exhibit to Form 8-K, filed on August 17, 2023).
3.14	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 16, 2023 (Filed as an exhibit to Form 8-K, filed on August 17, 2023)
3.15	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 13, 2024 (Filed as an exhibit to Form 8-K, filed on May 14, 2024)
3.16	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 13, 2024 (Filed as an exhibit to Form 8-K, filed on May 14, 2024)
3.17	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on June 21, 2024 (Filed as an exhibit to Form 8-K, filed on June 24, 2024)
3.18	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on June 21, 2024 (Filed as an exhibit to Form 8-K, filed on June 24, 2024)
3.19	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 17, 2024 (Filed as an exhibit to Form 8-K, filed on September 17, 2024)
3.20	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 17, 2024 (Filed as an exhibit to Form 8-K, filed on September 17, 2024)

3.21	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 15, 2024 (Filed as an exhibit to Form 8-K, filed on November 15, 2024)
3.22	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 15, 2024 (Filed as an exhibit to Form 8-K, filed on November 15, 2024)
3.23	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on January 22, 2025 (Filed as an exhibit to Form 8-K, filed on January 22, 2025 )
3.24	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on January 22, 2025 (Filed as an exhibit to Form 8-K, filed on January 22, 2025)
3.25	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on March 21, 2025 (Filed as an exhibit to Form 8-K, filed on March 21, 2025)
3.26	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on March 21, 2025 (Filed as an exhibit to Form 8-K, filed on March 21, 2025)
3.27	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 21, 2025 (Filed as an exhibit to Form 8-K, filed on May 21, 2025)
3.28	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 21, 2025 (Filed as an exhibit to Form 8-K, filed on May 21, 2025)
3.29	Bylaws of Wheeler Real Estate Investment Trust, Inc., as amended (Filed as exhibit to Form 8-K, filed on May 29, 2020).
3.30	Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form S-11 (Registration No. 333-198245) filed on August 20, 2014 pursuant to the Securities Act of 1933).
3.31	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series A Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on April 15, 2015).
3.32	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Series B Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on July 15, 2016).
3.33	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on September 20, 2016).
3.34	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Additional Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on December 5, 2016).
3.35	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form 8-K, filed on September 5, 2019).
3.36	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).
3.37	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
4.1	Form of Certificate of Common Stock of Wheeler Real Estate Investment Trust, Inc.*
4.2	Form of Certificate of Series B Preferred Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form S-11/A (Registration No. 333-194831) filed on April 23, 2014 pursuant to the Securities Act of 1933).
4.3	Form of Certificate of Series D Preferred Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form 8-K, filed on September 20, 2016).
4.4	Indenture, dated as of August 13, 2021 between Wheeler Real Estate Investment Trust Inc. and Wilmington Savings Fund Society, FSB., as trustee (including form of Note) (Filed as an exhibit to Form 8-K, filed on August 16, 2021).
4.5	Form of Common Stock Purchase Warrant, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
5.1	Opinion of Gordon Feinblatt LLC*
8.1	Opinion of Williams Mullen P.C. regarding certain tax matters (including consent)*
10.1	Wheeler Real Estate Investment Trust, Inc. 2015 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 8, 2015).
10.2	Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 16, 2016).

10.3	Employment Agreement with M. Andrew Franklin (Filed as exhibit to Form 8-K, filed on February 20, 2018).
10.4	Registration Rights Agreement dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
10.5	Term Loan Agreement, dated as of June 17, 2022, between Guggenheim Real Estate, LLC and the Borrowers party thereto. (Filed as an exhibit to Form 8-K, filed on June 21, 2022).
10.6	Loan Agreement dated July 6, 2022, between Citi Real Estate Funding Inc and the Borrowers party thereto. (Filed as an exhibit to Form 8-K, filed on July 8, 2022).
10.7	Limited Recourse Indemnity Agreement made by Wheeler REIT, L.P. in favor of Guggenheim Real Estate, LLC as of October 28, 2022 (Filed as an exhibit to Form 8-K, filed on October 31, 2022).
10.8	Term Loan Agreement, dated as of October 28, 2022, between Guggenheim Real Estate, LLC and the Borrowers party thereto (Filed as an exhibit to Form 8-K, filed on October 31, 2022).
10.9	Term Loan Agreement, dated as of May 5, 2023, between Insurance Strategy Funding XXVIII, LLC and the Borrowers party thereto (Filed as an exhibit to Form 10-Q, filed on May 9, 2023).
10.10	Term Loan Agreement, dated as of May 18, 2023, between Guggenheim Real Estate, LLC and the Borrowers party thereto (Filed as an exhibit to Form 8-K, filed on May 19, 2023).
10.11	Form of Director and Officer Indemnification Agreement (Filed as an exhibit to Form S-11, filed on September 1, 2023).
10.12	Letter Agreement, by and among Wheeler Real Estate Investment Trust, Inc., Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P. and Stilwell Associates, L.P., dated as of December 5, 2023 (Filed as an exhibit to Form 8-K, filed on December 6, 2023).
10.13	Amendment to Letter Agreement by and among Wheeler Real Estate Investment Trust, Inc., Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P. and Stilwell Associates, L.P., dated as of December 5, 2024 (Filed as an exhibit to Form 10-K, filed on March 4, 2025).
10.14	Excepted Holder Agreement, by and among Wheeler Real Estate Investment Trust, Inc., Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P. and Stilwell Associates, L.P. (Filed as an exhibit to Form 8-K, filed on December 6, 2023).
10.15	Excepted Holder Amendment, by and among Wheeler Real Estate Investment Trust, Inc., Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., Stilwell Value Partners VII, L.P. and Stilwell Associates, L.P., dated as of February 5, 2024 (Filed as an exhibit to Form 8-K, filed on February 6, 2024).
21.1	Subsidiaries of Wheeler Real Estate Investment Trust, Inc.*
23.1	Consent of Cherry Bekaert LLP *
23.2	Consent of Gordon Feinblatt LLC (included in Exhibit 5.1).*
23.3	Consent of Williams Mullen P.C. (included in Exhibit 8.1)*
24.1	Power of Attorney (included on Signature Page of Registration Statement).
107	Filing Fee Table*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on June 10, 2025.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
M. Andrew Franklin
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Crystal Plum
Crystal Plum
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints M. Andrew Franklin, Crystal Plum and Stefani D. Carter, and each of them (with full power and authority to act without the other), his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

/s/ M. Andrew Franklin	Chief Executive Officer and	June 10, 2025
M. Andrew Franklin	President (Principal Executive Officer)

/s/ Crystal Plum	Chief Financial Officer	June 10, 2025
Crystal Plum	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stefani D. Carter	Chair of the Board	June 10, 2025
Stefani D. Carter

/s/ E.J. Borrack	Director	June 10, 2025
E.J. Borrack

/s/ Robert G. Brady	Director	June 10, 2025
Robert G. Brady

/s/ Kerry G. Campbell	Director	June 10, 2025
Kerry G. Campbell

/s/ Rebecca Musser	Director	June 10, 2025
Rebecca Musser

/s/ Megan Parisi	Director	June 10, 2025
Megan Parisi

/s/ Dennis Pollack	Director	June 10, 2025
Dennis Pollack

/s/ Joseph D. Stilwell	Director	June 10, 2025
Joseph D. Stilwell